Exhibit 4.7

Execution Copy

Agreement

As of 11 April 2007

(this “Agreement”)

Between

Novartis AG

Lichtstrasse 35

4056 Basel

Switzerland

(the “Seller”)

and

Nestlé S.A.

Avenue Nestlé, 55

1800 Vevey

Switzerland

(the “Buyer”)

Concerning

the Sale and Purchase of

the Seller’s Gerber Business

i

	4.12	Employee Plans	39

	4.13	Taxes	41

	4.14	No Material Adverse Effects	42

	4.15	Conduct of Business Since 31 December 2006	42

	4.16	Litigation and Other Proceedings; Orders	44

	4.17	Licenses and Permits	45

	4.18	Environmental Matters	45

	4.19	Governmental Consents and Approvals	46

	4.20	Intellectual Property and Know-How	47

	4.21	Tangible Personal Property	48

	4.22	Assets	48

	4.23	Compliance with Legal Requirements, Regulatory Reports	49

	4.24	Business Products	50

	4.25	Brokers	50

	4.26	Commercial Domicile of Gerber Life; Investment Company	50

	4.27	Producers	50

	4.28	Extra-Contractual Liabilities	51

	4.29	Tax Representations Related to the Life Business	51

5.	REPRESENTATIONS AND WARRANTIES OF THE BUYER		53

	5.1	Organization and Authority	53

	5.2	No Conflict	53

	5.3	Governmental Consents	54

	5.4	Financing of the Transactions	54

6.	INDEMNIFICATION		54

	6.1	Indemnification by the Seller	54

	6.2	Indemnification by the Buyer	56

	6.3	Survival and Notice of Claims	58

	6.4	Remedies	58

	6.5	Third Party Claims	59

	6.6	Tax Indemnification	60

	6.7	Tax Refunds	61

	6.8	Tax Contests	61

	6.9	Tax Returns and Payments	62

	6.10	Treatment of Indemnity Payments	62

	6.11	No Duplicative Adjustments	62

	6.12	Actions on the Closing Date	63

7.	OTHER COVENANTS OF THE PARTIES		63

	7.1	Access to Information Prior to the Closing Date	63

	7.2	Access to Information After the Closing Date	63

	7.3	Investigation	64

	7.4	Employee and Related Matters	64

	7.5	Insurance	73

	7.6	Further Action	74

	7.7	Regulatory and Other Authorizations	75

	7.8	Non-Competition	78

	7.9	Conduct of the Business	79

	7.10	Termination of Intra-Group Agreements	81

	7.11	Notifications	81

	7.12	Bulk Transfer Laws	82

	7.13	Conveyance Taxes; Proration of Taxes and Certain Charges	82

	7.14	Real Estate Matters	83

	7.15	Litigation Support	83

	7.16	Trade Notifications	84

	7.17	Interim Financial Statements	84

	7.18	Tax Election	84

8.	CONDITIONS PRECEDENT; WAIVER; TERMINATION		85

	8.1	Conditions Precedent to Performance of the Parties	85

	8.2	Conditions Precedent to Performance of the Seller	86

	8.3	Conditions Precedent to Performance of the Buyer	86

	8.4	Waiver; Determination of Satisfaction of Conditions	87

	8.5	Termination	87

9.	CLOSING		88

	9.1	Closing Date	88

	9.2	Delivery	88

	9.3	Discharge of Previous Board Members	89

	9.4	Use of NOVARTIS Trademark	89

10.	MISCELLANEOUS		90

	10.1	Entire Agreement	90

	10.2	Transaction Costs	90

	10.3	Modifications	90

	10.4	Notices	91

	10.5	Public Announcements	91

	10.6	Severability	91

	10.7	Assignment	92

	10.8	Schedules and Exhibits	92

	10.9	Confidentiality Agreement	92

	10.10	Translation of Currencies	93

10.11	Governing Law	93

10.12	Specific Performance	93

10.13	Dispute Resolution	93

10.14	Counterparts; Facsimile Signature	93

10.15	Further Assurances	94

10.16	Rights Cumulative	94

v

LIST OF SCHEDULES

Schedule 1(a)(i)	Asset Selling Subsidiaries
Schedule 1(a)(ii)	Business Products
Schedule 1(a)(iii)	Data Room Index
Schedule 1(a)(iv)	Permitted Encumbrances
Schedule 1(a)(v)(A)	Persons with Seller’s Knowledge
Schedule 1(a)(v)(B)	Due Inquiry Individuals
Schedule 1(a)(vi)	Share Selling Subsidiaries
Schedule 1(a)(vii)	Consumer Working Capital
Schedule 1(a)(viii)	Works Councils
Schedule 1(a)(ix)	Calculation of Consumer Net Debt Position as of 31 December 2006
Schedule 2.1(h)(i)	Transferred Leased Real Property
Schedule 2.1(h)(vii)	Separate Intellectual Property
Schedule 2.1(i)(v)	Additional Excluded Assets
Schedule 2.1(i)(xii)	Excluded Agreements
Schedule 2.3(g)	Allocation of Purchase Price
Schedule 3	Transition Services
Schedule 4.3	Capital Stock of the Companies; Other Equity Interests
Schedule 4.6(a)	Consumer Financial Statements
Schedule 4.6(b)	Life Financial Statements
Schedule 4.6(c)	Notes to Financial Statements
Schedule 4.7	SAP Statements
Schedule 4.8(a)	Material Contracts
Schedule 4.8(b)	Conflicts
Schedule 4.9	Insurance
Schedule 4.10(a)	Owned Real Property
Schedule 4.10(b)	Leased Real Property
Schedule 4.10(c)	Real Property Encumbrances
Schedule 4.11(a)(i)	Collective Bargaining Agreements
Schedule 4.11(a)(ii)	Labor Proceedings
Schedule 4.11(b)	Agreements in Respect of Thirty-Five (35) Hour Work Week
Schedule 4.11(c)	Transaction Compensation Arrangements
Schedule 4.12(a)	Employee Benefit Plans
Schedule 4.12(c)	Employee Benefit Plans Compliance
Schedule 4.12(e)	Acts or Omissions
Schedule 4.12(f)	Employee Benefit Plan Proceedings
Schedule 4.12(g)(i)	Accelerated Benefits
Schedule 4.12(g)(ii)	Benefit Commitments
Schedule 4.12(h)	Welfare Benefit or Insurance
Schedule 4.12(i)	Plan Amendments
Schedule 4.13	Tax Matters
Schedule 4.15	Conduct of Business
Schedule 4.16	Litigation and Other Proceedings; Orders
Schedule 4.16(c)	Insurance Examinations

Schedule 4.17	Governmental Permits
Schedule 4.18	Environmental Matters
Schedule 4.19	Seller Governmental Consents and Approvals
Schedule 4.20(a)(i)	Intellectual Property; Record and Beneficial Ownership
Schedule 4.20(a)(ii)	Intellectual Property Ownership Exceptions
Schedule 4.20(b)(i)	Non-Assignment
Schedule 4.20(b)(ii)	Adverse Claims to Intellectual Property
Schedule 4.20(c)	Know-How
Schedule 4.20(d)	Confidentiality of Know-How
Schedule 4.20(e)	Alleged Violations Against Intellectual Property or Know-How
Schedule 4.22(a)	Sufficiency of Assets
Schedule 4.22(c)	Known or Anticipated Capital Expenditures
Schedule 4.23	Compliance with Legal Requirements
Schedule 4.24	Product Registrations
Schedule 4.27	Producers
Schedule 5.3	Buyer Governmental Consents and Approvals
Schedule 7.4(a)(ii)	Shared Services Employees
Schedule 7.4(b)	Transferred Plans
Schedule 7.4(c)	Employment Agreements
Schedule 7.8(d)	Non-Solicitation/Hire
Schedule 7.9	Conduct of the Business Between the Signing and the Closing Date
Schedule 7.10(b)	Transition Services to Be Provided to the Seller
Schedule 7.10(c)	Intra-Group Agreements Not Terminated as of the Closing Date
Schedule 9.2(a)(ix)	Company Directors to Resign Effective as of the Closing Date

LIST OF EXHIBITS

Exhibit 1(a)	Form of Assignment of Governmental Permits
Exhibit 1(b)	Form of Assignment of Product Registrations
Exhibit 1(c)	Form of Assignment of Separate Intellectual Property
Exhibit 1(d)	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit 2.1	Form of Share Purchase Agreement
Exhibit 3	Form of Transition Services Agreement

AGREEMENT

Preamble:

WHEREAS, the Seller directly or indirectly owns all of the issued and outstanding share capital of (i) Gerber Products Company, a Michigan corporation (“Gerber Products”), (ii) Gerber Products Company of Puerto Rico, Inc., a company organized under the laws of Puerto Rico (“Gerber Puerto Rico”), (iii) Gerber Chile S.A., a company organized under the laws of Chile, (iv) Gerber Finance Company, a Delaware corporation, (v) Alima-Gerber S.A., a company organized under the laws of Poland (“Gerber Poland”), (vi) Gerber Holdings de Mexico SA de CV, a company organized under the laws of Mexico (“Gerber Holdings Mexico”), (vii) Productos Gerber SA de CV, a company organized under the laws of Mexico (“Gerber Mexico”), (viii) Productos Gerber de Centroamerica S.A., a company organized under the laws of Costa Rica, (ix) Novartis Nutrition de Venezuela S.A., a company organized under the laws of Venezuela (“Gerber Venezuela”), (x) Gerber Ingredients S.A., a company organized under the laws of Costa Rica (“Gerber Costa Rica”), (xi) Novartis Consumer Health S.A., a company organized under the laws of Costa Rica (“Gerber Consumer Costa Rica”, and collectively with the entities identified in clauses (i) through (x), the “Consumer Companies”), (xii) Gerber Family Services, Inc., a Delaware corporation (“Gerber Family”), and (xiii) Gerber Life Insurance Company, a stock life insurance company organized under the laws of New York (“Gerber Life”, together with Gerber Family, the “Insurance Companies” and together with the Consumer Companies, the “Companies”), and of the Asset Selling Subsidiaries (as defined below);

WHEREAS, the Seller directly and indirectly through certain of its direct and indirect subsidiaries, including the Companies and the Asset Selling Subsidiaries, is engaged in the business (such business, as conducted in its entirety by the Seller and its direct and indirect subsidiaries, the “Business”) of developing, manufacturing, marketing, distributing and selling infant and toddler nutrition products (the “Consumer Business”) and Care Products at various locations around the world and marketing and underwriting life insurance and medical stop-loss insurance in the United States and Canada (the “Life Business”); for the avoidance of doubt, the Business does not include any business or activities conducted by Novartis OTC and Transition Services activities of the Affiliates of Seller;

WHEREAS, it is expected that the assets and corresponding liabilities relating to the operation of the Business in Brazil may be transferred to a separate entity incorporated in such jurisdiction prior to Closing (such transactions being referred to as the “Spin-Off”); and

WHEREAS, the Seller, either directly or through an Affiliate, wishes to sell to the Buyer, and the Buyer wishes to purchase, either directly or through a Buyer Designated Affiliate (as defined hereafter), from the Seller, the Business, including the Shares (as defined hereafter) and the Purchased Assets (as defined hereafter), and in connection therewith the Buyer is willing to assume from the Seller all of the Assumed Liabilities (as defined hereafter), all upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the sufficiency of which is hereby acknowledged, and the mutual agreements and covenants hereinafter set forth, the Buyer and the Seller hereby agree as follows:

1.             DEFINITIONS AND INTERPRETATION

1.1          Definitions. For purposes of this Agreement, including the Preamble, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accounting Principles”

The accounting principles, methods and policies specified in the Seller’s accounting manual for the years ended 2004, 2005 and 2006, respectively, which are consistent with International Financial Reporting Standards.

“Acquired Business”

Any business acquired by the Seller or any of its Affiliates, or with which the Seller or any of its Affiliates effects a merger, consolidation or other business combination, or any partnership or joint venture in which the Seller or any of its Affiliates has a majority interest, in each case after the Closing Date.

“Affiliate”

With respect to any specified Person, any other Person that controls, is controlled by or is under common control with such Person (it being understood that a Person will be deemed to “control” another Person, for purposes of this definition, if such Person directly or indirectly has the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities of such other Person, through contract or otherwise).

“Agreement”	As defined on the title page.

“Ancillary Agreements”

The Assignment of Governmental Permits, the Assignment of Product Registrations, the Assignment of Separate Intellectual Property, the Bills of Sale, the Transition Services Agreement and the Share Purchase Agreements, in each case to be executed and delivered at Closing in accordance with the terms hereof.

“Assets”	The Purchased Assets and the assets and properties of the Companies.

“Asset Selling Subsidiaries”	The subsidiaries of the Seller listed in Schedule 1(a)(i), which term shall include the Brazilian Subsidiary, if the Spin-Off has not been completed as of the Closing Date.

“Assignment of Governmental Permits”

The Assignment of Governmental Permits to be executed by the Seller or one or more of its Affiliates at the Closing with respect to the Governmental Permits used by the Seller and the Asset Selling Subsidiaries exclusively in the conduct of the Business as currently conducted, substantially in the form of Exhibit 1(a).

“Assignment of Product Registrations”

The Assignment of Product Registrations to be executed by the Seller or one or more of its Affiliates at the Closing with respect to the Product Registrations, substantially in the form of Exhibit 1(b).

“Assignment of Separate Intellectual Property”	The Assignment of Separate Intellectual Property to be executed by the Seller at the Closing, substantially in the form of Exhibit 1(c).

“Assumed Liabilities”	As defined in Section 2.2(a).

“Base Amount”	As defined in Section 7.4(k)(i).

“Base Purchase Price”	As defined in Section 2.3(a).

“Benefits Transition Agreement”	As defined in Section 7.4(j)

“Bills of Sale”

The Bill of Sale, Assignment and Assumption Agreements to be executed by the Seller or one or more of its Affiliates at the Closing, substantially in the form of Exhibit 1(d), together with such amendments or modifications thereto as are customary in the jurisdiction in which the Purchased Assets are located.

“Brazilian Subsidiary”	Novartis Biociencias S.A.

“Business”	As defined in the Preamble.

“Business Day”	Any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the city of Basel, Switzerland.

“Business Employees”

The employees who are on the payroll or treated as though they are on the payroll of the Business as of the Closing Date, excluding those Shared Services Employees who are transferred to Seller or a designated Affiliate prior to the Closing Date pursuant to Section 7.4(a)(ii).

“Business Employee Plan”	Any Novartis Plan which covers any current or former Business Employees.

“Business Orders”	As defined in Section 4.16(b). Goods produced, distributed, marketed or sold by the Business on the Closing Date under the brand names listed in Schedule 1(a)(ii), or otherwise.

“Business Products”

“Buyer”	As defined on the title page.

“Buyer 401(k) Plan”	As defined in Section 7.4(k)(ii).

“Buyer Designated Affiliate”	As defined in Section 10.7.

“Buyer Incurred Damages”	As defined in Section 6.1(a).

“Buyer’s Infant Nutrition Business”

The business conducted by the Buyer and its Affiliates (including by using assets, properties and rights used by the relevant business unit(s) of the Buyer and its Affiliates) of developing, manufacturing, marketing, distributing and selling infant nutrition products.

“Buyer Pension Plan”	As defined in Section 7.4(k)(i).

“Care Products”	Infant and toddler development Business Products.

“Cash Pooling Loans”	As defined in Section 2.4.

“Closing”	As defined in Section 9.1.

“Closing Date”	As defined in Section 9.1.

“Closing Date Consumer
Net Debt”	As defined in Section 2.3(d).

“Closing Date Consumer

“Working Capital”	As defined in Section 2.3(d).

“Closing Date Life
Net Equity”	As defined in Section 2.3(d).

“Code”	The United States Internal Revenue Code of 1986, as amended, and any lawful regulations and pronouncements thereunder.

“Companies”	As defined in the Preamble, including from after the consummation of the Spin-Off, Gerber Brazil.

“Companies’ Intellectual Property”	As defined in Section 4.20(a).

“Companies’ Know-How”	All Know-How owned by the Companies.

“Confidentiality Agreement”	As defined in Section 10.1(a).

“Consumer Business”	As defined in the Preamble.

“Consumer Companies”	As defined in the Preamble.

“Consumer Financial Statements”	As defined in Section 4.6(a).

“Consumer Net Debt Difference”	As defined in Section 2.3(f)(i).

“Consumer Net Debt Position”

To the extent not included in the calculation of the Consumer Working Capital, the amount equal to the difference between (A) the aggregate amount in US dollars of bank debt and other financial indebtedness of the Companies (other than the Insurance Companies) owing to Third Parties for borrowed money, including the amount of any recourse factored receivables, and other Liabilities treated as indebtedness (other than Liabilities in respect of Transferred Plans and other Liabilities transferred pursuant to Section 7.4) in accordance with the Accounting Principles, but excluding Taxes, trade receivables or payables, accruals and provisions, each as included in accordance with the Accounting Principles consistently applied in the line items specified under the caption “Debt” in Schedule 1(a)(ix), less (B) the amount in US dollars of cash (including bank deposits), marketable securities, and other cash equivalents held by the Companies (other than the Insurance Companies), each as included in accordance with the Accounting Principles consistently applied in the line items specified under the caption “Cash” in Schedule 1(a)(ix).

“Consumer Working Capital”	Current Assets minus Current Liabilities.

“Consumer Working Capital
Difference”	As defined in Section 2.3(f)(iii).

“Contest”	As defined in Section 6.8(b).

“Continuation Period”	As defined in Section 7.4(c).

“Current Assets”

The aggregate amount in US dollars of current assets of the Consumer Business included in accordance with the Accounting Principles consistently applied in the line items specified under the caption “Assets” in Schedule 1(a)(vii), to the extent not included in the calculation of the Consumer Net Debt Position.

“Current Liabilities”

The aggregate amount in US dollars of current liabilities of the Consumer Business included in accordance with the Accounting Principles consistently applied in the line items specified under the caption “Liabilities” in Schedule 1(a)(vii), to the extent not included in the calculation of the Consumer Net Debt Position.

“Data Room”

The documents and information relating to the Business made available through 11 April 2007 to the Buyer, its Affiliates, directors, officers, employees, advisers or agents through a virtual data room, an index of the contents of which is set forth in Schedule 1(a)(iii).

“December 2006 Consumer Statement of Net Assets”	As defined in Section 4.6(a).

“December 2006 Life Statement of Net Assets”	As defined in Section 4.6(b).

“De Minimis”	As defined in Section 6.1(b).

“Determination Date”	As defined in Section 2.3(e).

“Directive”	Within the European Union, any legislation, regulation, enactment, agreement or other instrument implementing the provisions of EC

Directives No 77/187 dated 14 February 1977 (as modified by EC Directive 98/50/EC) or 2001/23/EC dated 12 March 2001 or legislation having equivalent effect, and in other jurisdictions, any federal, state or local legislation, regulation, enactment, agreement or other instrument having equivalent effect.

“Employment Transfer Date”	As defined in Section 7.4(a).

“Encumbrance”	Any security interest, pledge, hypothecation, mortgage or lien, other than any licenses of Intellectual Property.

“Environmental Law”

Any national, state, provincial, municipal, county, city, local or similar statute, law, constitution, ordinance, regulation, rule, code, order, consent decree, directive or judgment, as in effect on the Closing Date relating directly or indirectly to (i) the environmental aspects of product approvals; (ii) the protection of the environment or natural resources (including air, water vapor, surface water, sediments, groundwater, drinking water supply, wastewater treatment, surface or subsurface land); or (iii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, recycling, release or disposal of, Hazardous Substances.

“Environmental Liabilities”

Any claim, demand, order, suit, obligation, liability, cost (including the cost of any investigation, testing, compliance or remedial action), loss or expense (including reasonable and incurred attorney’s and consultant’s fees and expenses) arising out of, relating to or resulting from any Environmental Law or environmental, health or safety matter or condition, including natural resources, and related in any way to the Assets or to this Agreement or its subject matter, in each case whether arising or incurred before, at or after the Closing.

“Environmental Permits”	Any permit, approval, license or other authorization required by a Governmental Authority under or issued by a Governmental Authority pursuant to any applicable Environmental Law.

“Equipment”	As defined in Section 2.1(h)(ii).

“ERISA”	The Employee Retirement Income Security Act of 1974, as amended, and any lawful regulations and pronouncements thereunder.

“Estimated Closing Consumer Net Debt”	As defined in Section 2.3(b).

“Estimated Closing Consumer Net Debt Statement”	As defined in Section 2.3(b).

“European Commission”	The Commission of the European Communities.

“Excluded Agreements”	As defined in Section 2.1(i)(xii).

“Excluded Assets”	As defined in Section 2.1(i).

“Excluded Liabilities”	As defined in Section 2.2(b).

“Excluded Taxes”

(i) All Taxes relating to the Purchased Assets or the Business for any Pre-Closing Period; (ii) all Taxes imposed on or payable by any Company for any Pre-Closing Period; (iii) with respect to Straddle Periods, Taxes imposed on any Company that are allocable, pursuant to Section 6.6(b), to the portion of such period ending on and including the Closing Date; (iv) Taxes attributable to a taxable period (or portion of a taxable period) ending at or before the close of business on the Closing Date for which any Company is held liable by reason of having been a member of a consolidated, combined or unitary group with any Seller (or any Affiliate of a Seller) prior to the Closing (v) all Taxes of any Person (other than a Company) imposed on any Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation for a taxable period ending on or before the Closing Date; and (vi) all Taxes resulting from “excess parachute payments” as defined in section 280G of the Code (without regard to subsection 280G(b)(4)) payable as a result of the transactions contemplated by this Agreement, including (A) the Tax cost of not being permitted to take a Tax deduction for such payments, (B) the reimbursement to a Business Employee for such Taxes, and (C) any gross-up or other payment made to a Business Employee for such Taxes; provided, however, that Excluded Taxes will not include Taxes (A) resulting from any act, transaction or omission of the Buyer or any Company occurring after the Closing that is not in the ordinary course of business, (B) attributable to Buyer’s failure to satisfy any of its obligations pursuant to this Agreement or (C) resulting from any elections filed by the Buyer or its Affiliates (including, after the Closing, the Companies), other than any such elections made at the request of Seller.

“Final Closing Statement”

The statement setting forth the calculation of the Closing Date Consumer Net Debt, the Closing Date Consumer Working Capital and the Closing Date Life Net Equity that is final and binding on the parties, either through the Buyer being deemed to have accepted the Initial Closing Statement, through agreement by the parties or through the action of the Independent Accountants in the manner set forth in Section 2.3(e).

“Forms”	As defined in Section 7.18(b).

“Gerber Brazil”	A separate legal entity to be incorporated prior to Closing by the Seller in the Federative Republic of Brazil.

“Gerber Brazil Shares”	As defined in Section 2.1(g).

“Gerber Consumer Costa Rica”	As defined in the Preamble.

“Gerber Consumer Costa Rica Shares”	As defined in Section 2.1(b).

“Gerber Costa Rica”	As defined in the Preamble.

“Gerber Costa Rica Shares”	As defined in Section 2.1(c).

“Gerber Family”	As defined in the Preamble.

“Gerber Family Shares”	As defined in Section 2.1(e).

“Gerber Holdings Mexico”	As defined in the Preamble.

“Gerber Life”	As defined in the Preamble.

“Gerber Life Shares”	As defined in Section 2.1(f).

“Gerber Mexico”	As defined in the Preamble.

“Gerber Poland”	As defined in the Preamble.

“Gerber Products”	As defined in the Preamble.

“Gerber Products Shares”	As defined in Section 2.1(a)

“Gerber Puerto Rico”	As defined in the Preamble

“Gerber Venezuela”	As defined in the Preamble.

“Gerber Venezuela Shares”	As defined in Section 2.1(d).

“Governmental Authority”

Any federal, national, state, local, cantonal, municipal, international or multinational government, governmental, regulatory or administrative authority, agency or commission, or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Governmental Permits”

Any permit, approval, license or other authorization required by a Governmental Authority under or issued by a Governmental Authority pursuant to any applicable Legal Requirement, with the exception of Environmental Laws.

“Hazardous Substance”

Any waste, material, chemical, or substance in any form that is regulated, controlled or defined as hazardous, toxic, or a pollutant under any applicable Environmental Law including all materials regulated as capable of causing harm or injury to human health or the environment, including oils, petroleum, polychlorinated biphenyls, petroleum products and constituents, and asbestos.

“HSR Act”	The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incidental Business”	As defined in Section 7.8(c).

“Indemnified Party”	As defined in Section 6.5(a).

“Indemnifying Party”	As defined in Section 6.5(a).

“Independent Accountants”	Ernst & Young LLP or such other internationally recognized accounting firm as agreed by both the Seller and the Buyer.

“Initial Closing Statement”	As defined in Section 2.3(d).

“Insurance Companies”	As defined in the Preamble.

“Insurance Contracts”	As defined in Section 4.23(c).

“Intellectual Property”

(i) U.S., foreign and international design and utility patents and patent applications (including all re- exams, reissues, divisions, continuations, continuations-in-part, and extensions of any patent or patent application), industrial designs (registered and unregistered) and applications for registration of industrial designs, including all rights, to the extent permitted by applicable Legal Requirements, to file corresponding applications in any country in the world; (ii) copyrights (registered and unregistered), copyright applications, design rights, design right registrations; (iii) trademarks, trade mark applications, service marks and trade dress, business names and trade names, whether registered, unregistered or existing at common law, including the goodwill associated therewith; (iv) Web sites; and (v) domain names and domain name applications, except as may contain the Retained Marks.

“Intercompany Indebtedness”	As defined in Section 2.4.

“Interest Amount”	As defined in Section 2.3(j).

“Inventory”

The inventories, wherever located and as of the Closing Date, of raw materials, work in progress, finished Business Products and packaging and labeling material exclusively used or held for use exclusively in the operation or conduct of the Business, other than those of the Companies.

“IRS”	The Internal Revenue Service of the United States.

“Know-How”

Each of the following items as they relate to the development, manufacturing, sale and distribution of the Business Products and exist in a written or electronically saved form: all confidential or proprietary information, including all product composition data and specifications, recipes, packaging specifications, research and development data as well as purchasing and marketing data and procedures, technologies in development, instructions, formulae and information, manufacturing drawings, engineering drawings, manuals, designs, lab journals, notebooks, schematics, blue prints, research and development reports, results of clinical trials (whether or not published) and related clinical investigators’ reports, technical information, design and engineering specifications, including those related to products under development.

“Leased Real Property”	As defined in Section 4.10(b).

“Legal Requirement”	Any federal, national, state, local, cantonal, international, multinational or administrative order, law, ordinance, regulation, statute or treaty.

“Liabilities”

Any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Legal Requirement, Proceeding or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Life Business”	As defined in the Preamble.

“Life Financial Statements”	As defined in Section 4.6(b).

“Life Net Equity”

As of any date, the amount in US dollars equal to the difference between (A) the total assets of the Insurance Companies, as of such date, over (y) the total liabilities of the Insurance Companies, as of such date, prepared in accordance with the Accounting Principles consistently applied; provided, however, that the impact of realized gains and losses since December 31, 2006 and unrealized gains and losses, in each case, net of any current and deferred Taxes and changes in deferred Taxes, shall be disregarded for purposes of calculating Life Net Equity.

“Life Net Equity Difference”	As defined in Section 2.3(f).

“Loss”	As defined in Section 6.1(a).

“Material Adverse Effect”

Any event, circumstance, change in or effect on the Business that, individually or in the aggregate, is materially adverse to the results of operations or the financial condition of the Business taken as a whole; provided, however, that the following events, circumstances, changes or effects shall not be taken into account in determining whether a “Material Adverse Effect” has occurred: (i) those fully and fairly disclosed to the Buyer by the Seller in the Data Room prior to the Signing Date; (ii) those caused by, arising out of or attributable to the general political or economic environment or affecting the securities markets generally; (iii) those caused by, arising out of or attributable to the announcement of the sale of the Business, the execution of this Agreement, or the consummation of the transactions contemplated hereby; (iv) those that generally affect the industries in which the Business operates (including legal and regulatory changes); (v) those caused by, arising out of or attributable to acts of terrorism or war (whether or not declared); or (vi) those caused by any action or inaction of the Seller, any Selling Subsidiary or any Company pursuant to or in accordance with this Agreement or any Ancillary Agreements or pursuant to a request or at the direction of the Buyer.

“Material Contracts”	As defined in Section 4.8(a).

“MEC”	As defined in Section 4.29(e).

“Medical Nutrition Business”	The “Business,” as defined in the agreement dated as of 14 December 2006, between Seller and Buyer concerning the sale and purchase of the Seller’s medical nutrition business.

“Mexico’s Competition Act”	As defined in Section 4.19.

“New York Department”	As defined in Section 4.7.

“Novartis Finance”	Novartis Finance Corporation, an indirect wholly owned subsidiary of the Seller.

“Novartis OTC”	A business unit of the Seller that is engaged primarily in the research and development, manufacturing, marketing, distribution and sales of self-medication products.

“Novartis Plan”

Any Plan that Seller or any of its Subsidiaries has sponsored, maintained or been required to contribute to for the benefit of any current or former employees, directors or consultants of Seller or any of its Subsidiaries, and their predecessors, and with respect to which Seller or any of its Subsidiaries has any Liability (whether known or unknown and whether accrued, absolute, contingent or otherwise).

“Other Shares”	As defined in Section 4.4.

“Owned Real Property”	As defined in Section 4.10.

“PBGC”	Pension Benefit Guaranty Corporation.

“Retiree Medical Liability”	$60,000,000.

“Permitted Encumbrances”

Mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other like liens arising or incurred in the ordinary course of business in respect of Liabilities which are not delinquent; liens for Taxes, assessments and charges and other claims not yet due and payable, or the validity of which are being contested in good faith; imperfections of title, liens, easements, covenants, rights of way or other restrictions on use the existence of which would not materially adversely affect the value of the relevant property or which do not materially impair the use of the property or asset subject thereto for its current purpose and other Encumbrances identified in Schedule 1(a)(iv).

“Permitted Restrictions”	Encumbrances that do not adversely affect the ownership interest in, or the value or use of, such asset for its current purposes.

“Person”	Individuals or entities, including any corporation, limited liability company, joint venture, trust, body corporate (wherever located), unincorporated association, partnership or other entity.

“Plan”

Any employee benefit plan, scheme, program, agreement, arrangement, commitment or understanding of any kind (written or unwritten), including without limitation any bonus, incentive, stock, stock option, phantom stock, equity-based compensation, deferred compensation, change in control, vacation, sick leave, retention, severance, salary continuation, defined benefit or defined contribution retirement, pension, savings, profit sharing, supplemental retirement, medical, dental, vision, life insurance, accident, disability, long-term care, retiree medical or other welfare or fringe benefit plan, scheme, or program (together with any trust, escrow or other agreement related thereto), and including any “employee benefit plan” as defined in Section 3(3) of ERISA.

“Pre-Closing Application”	As defined in Section 4.29(d).

“Pre-Closing Period”	Any taxable period, and the portion of any Straddle Period, ending on or before the Closing Date.

“Proceeding”

Any action, suit, claim, inquiry or legal or administrative proceeding or arbitration or other alternative dispute resolution proceeding or formal investigation (whether civil, criminal or administrative) by or before any Governmental Authority.

“Producers”	As defined in Section 4.27.

“Product Liabilities”	With respect to Business Products, all Liabilities resulting from actual or alleged harm, injury, damage or death to persons, property or business, irrespective of the legal theory asserted.

“Product Registrations”

Registrations of Business Products existing on the Closing Date, made or filed with Governmental Authorities under applicable Legal Requirements held by (i) the Companies or (ii) the Seller or the Asset Selling Subsidiaries and related exclusively to the Business, including Uniform Product Codes.

“Purchase Price”	As defined in Section 2.3(b).

“Purchase Price Bank Account”	A bank account to be designated by the Seller in a written notice to the Buyer at least five (5) Business Days before the Closing.

“Purchased Assets”	As defined in Section 2.1(h).

“Qualified Contract”	As defined in Section 4.29(f).

“Real Property”	As defined in Section 4.10(b).

“Real Property Lease”	The leases relating to material Leased Real Property.

“Receivables”

Other than those of the Companies, any and all accounts receivable, notes and other amounts receivable from Third Parties, including customers, to the extent arising exclusively from the Business before the Closing Date, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

“Reference Consumer Working Capital”	The amount of $185,000,000.

“Reference Life Equity”	The amount of $612,800,000.

“Regulations”	The Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Regulatory Reports”	As defined in Section 4.23(b)

“Restricted Activities”	As defined in Section 7.8(a).

“Retained Marks”	As defined in Section 9.4.

“Retained Shared Services Employees”	As defined in Section 7.4(a)(ii).

“SAP”	As defined in Section 4.7.

“SAP Statements”	As defined in Section 4.7.

“Section 338(h)(10) Election”	As defined in Section 7.18(b).

“Seller”	As defined on the title page.

“Seller Accounts”	As defined in Section 2.4.

“Seller Incurred Damages”	As defined in Section 6.2(a).

“Seller Insurance”	As defined in Section 7.5.

“Seller Loans”	As defined in Section 2.4.

“Seller Pension Plan”	As defined in Section 7.4(k)(i).

“Seller’s Actuary”	As defined in Section 7.4(k)(i).

“Seller’s Knowledge”	The actual knowledge of the Persons listed in Schedule 1(a)(v)(A) after due inquiry of the individuals listed in Schedule 1(a)(v)(B).

“Selling Subsidiaries”	The Asset Selling Subsidiaries and the Share Selling Subsidiaries.

“Senior Employee”	As defined in Section 4.15(c).

“Separate Intellectual Property”	As defined in Section 2.1(h)(vii).

“Share Purchase Agreements”	The Share Purchase Agreements to be executed between the Seller, the Selling Subsidiaries and the Buyer (or their designees) at the Closing, substantially in the form of Exhibits 2.1.

“Shared Services Employees”	The employees who as of the date hereof are on the payroll, or treated as on the payroll, of the Business and who perform shared services to Affiliates of the Companies.

“Shares”

The Gerber Products Shares, the Gerber Consumer Costa Rica Shares, the Gerber Costa Rica Shares, the Gerber Venezuela Shares, the Gerber Family Shares and the Gerber Life Shares, and from and after the date of the consummation, if any, of the Spin-Off, all of the outstanding capital stock of Gerber Brazil.

“Share Selling Subsidiaries”	The Subsidiaries of the Seller listed in Schedule 1(a)(vi).

“Significant Countries”	United States, Mexico and Poland.

“Signing Date”	The date of this Agreement set forth on the title page.

“Spin-Off”	As defined in the Preamble.

“Statutory Accounts”	The audited statutory accounts of: Gerber Holdings Mexico, Gerber Mexico, Gerber Poland, Gerber Puerto Rico, and Gerber Venezuela for the fiscal years ended 31 December 2005 and, when finalized, 2006.

“Straddle Period”	Any taxable period beginning on or prior to the Closing Date and ending after the Closing Date.

“Subsidiary”

With respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or together with any other subsidiary) owns, directly or indirectly, more than 50% of the capital stock (or equivalent), the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Tangible Personal Property”	As defined in Section 2.1(h)(ii).

“Tax” or “Taxes”

All taxes, duties, levies or imposts imposed by any Governmental Authority on or with respect to any income (including capital gains), capital, gross receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, workers’ compensation, property (including real property and personal property), sales, use, transfer, registration or value- added taxes, stamp duties, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, surcharge, fine or addition thereto.

“Tax Returns”	Any and all filings, returns, reports and forms required to be filed with a Governmental Authority with respect to Taxes.

“Third Party”	With respect to any specified Person, any other Person who is not an Affiliate of such specified Person.

“Threshold”	As defined in Section 6.1(c).

“Title Commitments”	As defined in Section 7.14.

“Transfer Amount”	As defined in Section 7.4(k)(i).

“Transfer Date”	As defined in Section 7.4(k)(i).

“Transferred Employee”	As defined in Section 7.4(a).

“Transferred Participants”	As defined in Section 7.4(k)(i).

“Transferred Plan”

Any Business Employee Plan or portion thereof (including any assets and liabilities thereof), that is transferred to, or retained by, the Companies, the Buyer or any of their respective Subsidiaries, in accordance with Section 7.4.

“Transition Services Agreement”	The Transition Services Agreement to be executed between the Seller and the Buyer (or their designees) at the Closing, substantially in the form of Exhibit 3.

“Transition Services”	As defined in Section 3.

“U.S. Companies”	Gerber Products, Gerber Products Company of Puerto Rico, Inc., Gerber Finance Company, Gerber Family and Gerber Life.

“U.S. Parent”	Novartis Corporation.

“Watson Wyatt Report”	Project Gerber Report on the Retirement Benefit Arrangements Operated by Novartis, dated 10 March 2007, prepared by Watson Wyatt.

“Works Councils”	The works councils listed in Schedule 1(a)(viii).

“2006 Consumer Financial Statements”	As defined in Section 4.6(a).

“2005 Consumer Financial Statements”	As defined in Section 4.6(a).

“2006 Life Financial Statements”	As defined in Section 4.6(b).

“2005 Life Financial Statements”	As defined in Section 4.6(b).

“$” or “US dollars”	The valid currency of the United States of America.

1.2    Interpretation.  Except to the extent that the context otherwise requires:

(i)    when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(ii)   the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii)  whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv)  the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v)   all terms defined in this Agreement have the defined meaning when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; and

(vi)  the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

2.             SALE AND PURCHASE

2.1          Objects of Sale and Purchase

Subject to and in accordance with the terms and conditions of this Agreement, at the Closing the Seller and the Buyer, respectively, will take the following actions:

(a)           Sale and Purchase of Gerber Products:  The Seller will cause Novartis Finance to sell and the Buyer or a Buyer Designated Affiliate will purchase from Novartis Finance all of the issued and outstanding shares of Gerber Products (the “Gerber Products Shares”) free and clear of any Encumbrances, pursuant to an agreement in the form attached as Exhibit 2.1.

(b)          Sale and Purchase of Gerber Consumer Costa Rica:  The Seller will sell and the Buyer or a Buyer Designated Affiliate will purchase from the Seller all of the issued and outstanding shares of Gerber Consumer Costa Rica (the “Gerber Consumer Costa Rica Shares”) free and clear of any Encumbrances, pursuant to an agreement in the form attached as Exhibit 2.1.

(c)           Sale and Purchase of Gerber Costa Rica:  The Seller will sell and the Buyer or a Buyer Designated Affiliate will purchase from the Seller all of the issued and outstanding shares of Gerber Costa Rica (the “Gerber Costa Rica Shares”) free and clear of any Encumbrances, pursuant to an agreement in the form attached as Exhibit 2.1.

(d)          Sale and Purchase of Gerber Venezuela:  The Seller will sell and the Buyer or a Buyer Designated Affiliate will purchase from the Seller all of the issued and outstanding shares of Gerber Venezuela not owned by Gerber Products (the “Gerber Venezuela Shares”) free and clear of any Encumbrances, pursuant to an agreement in the form attached as Exhibit 2.1.

(e)           Sale and Purchase of Gerber Family:  The Seller will cause Novartis Finance to sell and the Buyer or a Buyer Designated Affiliate will purchase from Novartis Finance all of the issued and outstanding shares of Gerber Family (the “Gerber Family Shares”) free and clear of any Encumbrances, pursuant to an agreement in the form attached as Exhibit 2.1.

(f)           Sale and Purchase of Gerber Life:  The Seller will cause Novartis Finance to sell and the Buyer or a Buyer Designated Affiliate will purchase from Novartis Finance all of the issued and outstanding shares of Gerber Life (the “Gerber Life Shares”) free and clear of any Encumbrances, pursuant to an agreement in the form attached as Exhibit 2.1.

(g)          Sale and Purchase of Gerber Brazil:  If as of the Closing Date Gerber Brazil has been established and the Spin-Off to Gerber Brazil has occurred, the Seller will sell and the Buyer or a Buyer Designated Affiliate will purchase from the Seller all of the issued and outstanding shares of Gerber Brazil (the “Gerber Brazil Shares”) free and clear of any Encumbrances, pursuant to an agreement in the form attached as Exhibit 2.1.

(h)          Sale and Purchase of the Assets:  The Seller will sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Buyer or a Buyer Designated Affiliate, and the Buyer or a Buyer Designated Affiliate will purchase from the Seller free and clear of any Encumbrances, other than Permitted Encumbrances, all of the Seller’s, the Asset Selling Subsidiaries’ and any of the Seller’s other Affiliate’s, if applicable, rights, title and interest in and to the following assets to the extent used by the Seller, the Asset Selling Subsidiaries and the Seller’s other Affiliate’s, if applicable, in the conduct of the Business (the “Purchased Assets”):

(i)            all rights in respect of the Leased Real Property leased by the Asset Selling Subsidiaries and listed in Schedule 2.1(h)(i) (to the extent transferable);

(ii)           all furniture, fixtures, office and other equipment, and other items of tangible personal property, including spare parts, supplies, tools, machinery and vehicles (collectively, the “Equipment”), used by the Seller, the Asset Selling Subsidiaries or any other Affiliate of the Seller at the locations at which the Business is currently conducted, or otherwise owned or held by the Asset Selling Subsidiaries at the Closing and used exclusively in the Business or otherwise reflected on the balance sheet of the Business, including, in particular, if Gerber Brazil has not been established and such assets are not transferred thereto prior to the Closing Date, the Equipment used in the Business as currently conducted in the Federative Republic of Brazil (the “Tangible Personal Property”);

(iii)          the Inventory;

(iv)          the Receivables;

(v)           the books of account, general, financial and personnel records, invoices, shipping records, product files, product dossiers (including, but not limited to, health economics dossiers), supplier lists, customer lists and files, correspondence, proprietary information and records and other documents, records and files and any rights thereto, and Tax Returns (and supporting schedules, workpapers and related documents) relating exclusively to the Business;

(vi)          the goodwill of the Seller and the Asset Selling Subsidiaries related exclusively to the Business;

(vii)         all rights to the Intellectual Property owned, utilized or licensed by or to the Seller, the Asset Selling Subsidiaries or any other Affiliate of the Seller which is used exclusively in or otherwise exclusively related to the Business and the Know-How used primarily in or otherwise primarily related to the Business (the “Separate Intellectual Property”), including the Intellectual Property listed in Schedule 2.1(h)(vii);

(viii)        the sales and promotional literature, and other sales-related materials;

(ix)           the rights of the Seller and the Asset Selling Subsidiaries under the contracts, licenses, agreements and commitments of the Seller and the Asset Selling Subsidiaries exclusively related to the Business (to the extent such contracts are transferable);

(x)            the Governmental Permits, including the Product Registrations (to the extent transferable);

(xi)           the databases and software programs, source codes and manuals owned or used by, or licensed to, the Seller or the Asset Selling Subsidiaries and used exclusively in the Business (to the extent transferable);

(xii)          all express or implied warranties from suppliers to the Business to the extent that they relate exclusively to the Purchased Assets (to the extent transferable);

(xiii)         all prepaid expenses, and lease and utility and similar deposits of the Seller and any Asset Selling Subsidiary and any and all deposits, prepayments and other security held by the Seller and any Asset Selling Subsidiary, which in each case relate exclusively to the Business, together with all claims, causes of action, rights of recovery, rights of set-off and rights of recoupment related exclusively to the Business, other than any of the foregoing related to the Excluded Assets or the Excluded Liabilities;

and

(xiv)        all other assets of the Seller and the Asset Selling Subsidiaries used exclusively in the Business, other than the Excluded Assets and the assets, properties and rights owned or held by the Seller or the Asset Selling Subsidiaries that are required to be retained by the Seller or the Asset Selling Subsidiaries for the purpose of providing Transition Services to the Buyer and its Affiliates after the Closing Date pursuant to the Transition Services Agreement.

The Purchased Assets shall include all assets, properties and rights of the Seller and the Asset Selling Subsidiaries reflected on the December 2006 Statement of Net Assets.  Purchased Assets shall not include assets sold, disposed of or depleted in the ordinary course of business or as required, permitted or contemplated by this Agreement.

(i)      Notwithstanding anything in Section 2.1(h) to the contrary, the Seller will not sell, convey, assign, transfer or deliver, nor cause to be sold, conveyed, assigned, transferred or delivered, to the Buyer, and the Buyer will not purchase, and the Purchased Assets will not include, nor will the Companies hold as of the Closing Date, the Seller’s, any Company’s or any Asset Selling Subsidiary’s right, title and interest in or to any of the following (the “Excluded Assets”):

(i)            the Purchase Price Bank Account;

(ii)           any cash, marketable securities, and negotiable instruments and other cash equivalents of the Seller, any Company (other than the Insurance Companies) or any Asset Selling Subsidiary on hand, in lock boxes, in financial institutions or elsewhere as of the Closing Date, including all cash residing in any collateral cash account securing any obligation or contingent obligation of the Seller, any Company (other than the Insurance Companies) or any Affiliate of the Seller;

(iii)          any rights to Tax refunds, credits or similar benefits attributable to Excluded Taxes;

(iv)          the company seal, minute books, charter documents, stock or equity record books and such other books and records as pertain to the organization, existence or capitalization of the Seller or the Asset Selling Subsidiaries, as well as any other records or materials relating to the Seller or the Asset Selling Subsidiaries generally and not involving or related to the Purchased Assets or the operations of the Business;

(v)           any right, property or asset that is listed or described in Schedule 2.1(i)(v);

(vi)          any intercompany receivables (i.e., receivables from any Company or any Asset Selling Subsidiary owing to the Seller or any Affiliate of the

Seller, other than a Company) as of the Closing Date, other than accounts receivable incurred in the ordinary course of business in connection with the sale of Business Products;

(vii)         any rights in respect of the Intercompany Indebtedness;

(viii)        the Retained Marks;

(ix)           all rights of the Seller and its Affiliates under this Agreement and the Ancillary Agreements;

(x)            Tax Returns (and supporting schedules, workpapers and related documents), other than those relating exclusively to the Business;

(xi)           any rights under the Seller Insurance; or

(xii)          subject to Section 7.6(d) and (e), (A) any rights of the Asset Selling Subsidiaries under any contracts that are not transferable at Closing and (B) any right of any Company or any Asset Selling Subsidiary under any license agreement or lease, in each case that are listed in Schedule 2.1(i)(xii) (the “Excluded Agreements”).

The Seller shall, if it deems such transfer to be necessary, at its sole cost and expense, take (or cause to be taken) such action (including preparing any necessary transfer documentation therefor) as is necessary to transfer, no later than the Closing Date, the Excluded Assets from the Companies for such consideration or no consideration as may be determined by the Seller.  The Seller shall provide the Buyer with evidence of the foregoing transfers at the request of the Buyer.  The transfer and conveyance of the Excluded Assets from the Companies to the Seller or its designee shall be completed in a manner which does not result in any Liability of the Companies which is required to be discharged by the Companies after the Closing Date.

2.2    Assumption and Exclusion of Liabilities

(a)           Upon the terms and subject to the conditions set forth in this Agreement, the Buyer will assume, and agree to pay, perform and discharge when due, any and all of the Liabilities of the Seller and the Asset Selling Subsidiaries to the extent relating to or arising exclusively out of the Business or the Purchased Assets, other than the Excluded Liabilities set forth in Section 2.2(b) below (the “Assumed Liabilities”).  The Assumed Liabilities include, but are not limited to, the following:

(i)            all Liabilities of the Seller or any Asset Selling Subsidiary arising under the contracts assumed by the Buyer;

(ii)           all Liabilities for product warranty service claims relating to Business Products and all Product Liabilities;

(iii)          all Liabilities in respect of any and all accounts payable and the accrued vacation, sick leave, workers’ compensation claims and insurance claims of, in each case, the Transferred Employees;

(iv)          all Environmental Liabilities;

(v)           all intercompany Liabilities (i.e., payables by any Company or any Asset Selling Subsidiary to the Seller or any Affiliate of the Seller), to the extent incurred in the ordinary course of business for the purchase of products used exclusively in the Business;

(vi)          all Taxes relating to the Companies, the Purchased Assets or the Business other than Excluded Taxes; and

(vii)         all Liabilities transferred to the Buyer in accordance with Section 7.4.

(b)           The Seller will retain, and will be responsible for paying, performing and discharging when due, and the Buyer will not assume or have any responsibility for, the following Liabilities, whether belonging to the Seller, the Companies or the Asset Selling Subsidiaries (collectively, the “Excluded Liabilities”):

(i)            all Excluded Taxes;

(ii)           all Liabilities relating to or arising out of the Excluded Assets;

(iii)          the Seller’s and its Affiliate’s obligations under this Agreement and the Ancillary Agreements and any Liability to Goldman Sachs & Co. arising in connection with this Agreement and the transactions contemplated hereby;

(iv)          all Liabilities for intercompany accounts payable, other than trade payables arising in the ordinary course of business from the sale of products by the Seller or an Affiliate of the Seller to a Company or an Asset Selling Subsidiary to the extent related exclusively to the Business;

(v)           all Intercompany Indebtedness;

(vi)          other than under any Transferred Plans, or except as otherwise expressly provided in Section 7.4, all Liabilities related to the Seller’s, the Companies’, the Companies’ Subsidiaries or the Asset Selling Subsidiaries’ sponsorship of, maintenance of, contribution to or other obligations with respect to any Plan;

(vii)         any Liabilities related to the Spin-Off, including, without limitation, any Tax and severance Liabilities, except as otherwise provided in Section 7.4; and

(viii)        all Liabilities of the Seller or the Asset Selling Subsidiaries that do not relate exclusively to the Business.

(c)           The Buyer shall indemnify the Seller and its Affiliates for and hold them harmless against all Assumed Liabilities (without limitation to the Buyer’s rights under Section 6.1 with respect to breaches of representations and warranties) and the Seller shall indemnify the Buyer and its Affiliates for and hold them harmless from all Excluded Liabilities.

2.3          Purchase Price

(a)           The purchase price for the Shares, the Purchased Assets and the covenant in Section 7.8 will be $5,500,000,000 (Five billion, five hundred million US dollars), exclusive of any applicable value added tax less the Retiree Medical Liability (the “Base Purchase Price”).

(b)          No later than five (5) Business Days prior to the Closing Date, the Seller will deliver to the Buyer an estimate of the Consumer Net Debt Position as of the Closing Date (the “Estimated Closing Consumer Net Debt”), together with a statement setting forth the calculation thereof (the “Estimated Closing Consumer Net Debt Statement”).  The Base Purchase Price will be adjusted (as so adjusted, the “Purchase Price”) (i) upward, US dollar for US dollar, by the Estimated Closing Consumer Net Debt in the event that such amount is negative and (ii) downward, US dollar for US dollar, by the Estimated Closing Consumer Net Debt in the event that such amount is positive.

(c)           The Buyer will pay the Purchase Price in full to the Seller at the Closing, in US dollars, by electronic transfer in immediately available funds to the Purchase Price Bank Account.

(d)          No later than sixty (60) Business Days after the Closing Date, the Seller will prepare and deliver to the Buyer a statement (the “Initial Closing Statement”) of (A) the Consumer Net Debt Position as of the close of business on the Closing Date (the “Closing Date Consumer Net Debt”), (B) the Consumer Working Capital as of the close of business on the Closing Date (the “Closing Date Consumer Working Capital”) and (C) the Life Net Equity as of the close of business on the Closing Date (the “Closing Date Life Net Equity”).   The Initial Closing Statement shall set forth the Seller’s determination of (i) the Closing Date Consumer Net Debt prepared in a manner consistent with the preparation of the Estimated Closing Consumer Net Debt Statement, (ii) the Closing Date Consumer Working Capital prepared in a manner consistent with the Accounting Principles and (iii) the Closing Date Life Net Equity prepared in a manner consistent with the preparation of the December 2006 Life Statement of Net Assets.  At all reasonable times during the forty-five (45) days immediately following the Buyer’s receipt of the Initial Closing Statement, the Buyer and its representatives shall be permitted to review the Seller’s records relating to the Initial Closing Statement, and the Seller shall make reasonably available the individuals responsible for the preparation of the Initial Closing Statement in order to respond to the inquiries of the Buyer related thereto.

(e)           The Buyer will notify the Seller in writing of any disputed item, specifying the amount in dispute and setting forth, in reasonable detail, the basis for such dispute, within forty-five (45) days of the Seller’s delivery of the Initial Closing Statement to the Buyer.  The Buyer may dispute any amount reflected in the Initial Closing Statement, but only on the basis that such disputed amount is either arithmetically inaccurate or was not prepared in the manner consistent with (or failed to take into account items required by) the Accounting Principles, in the case of the Closing Date Consumer Working Capital, the Estimated Closing Consumer Net Debt Statement, in the case of the Closing Date Consumer Net Debt, or the December 2006 Life Statement of Net Assets, in the case of the Closing Date Life Net Equity.  The Buyer agrees that the failure to notify the Seller of a dispute within such period will be conclusively deemed to be an acceptance by the Buyer of the Initial Closing Statement and will constitute a waiver of any right of the Buyer to dispute the Initial Closing Statement for purposes of this Agreement.  In the event of a dispute, the Seller and the Buyer will use their reasonable best efforts to reconcile their differences.  If the Seller and the Buyer are unable to reach a resolution within fifteen (15) Business Days after receipt by the Seller of the Buyer’s written notice of dispute, the items remaining in dispute will be submitted to the Independent Accountants.  The Seller and the Buyer will make available to the Independent Accountants such business records and explanations relating to, and access to personnel of the Seller, the Buyer and the Companies involved in the preparation of, the Initial Closing Statement, as may reasonably be required by the Independent Accountants to make their final determination.  The Independent Accountants will be directed to resolve the disputed items within thirty (30) days after such disputed items are referred to them, and their decision will be final and binding on the parties hereto.  The Seller and the Buyer will each bear fifty percent (50%) of the fees and expenses of the Independent Accountants.  The Initial Closing Statement will be deemed final and binding on the parties hereto and shall be deemed the Final Closing Statement upon the earliest of (i) the date the Buyer is deemed to have accepted the Initial Closing Statement in accordance with this Section 2.3(e), (ii) the resolution of all disputes pursuant to this Section 2.3(e) by the Seller and the Buyer or (iii) the resolution of all disputes pursuant to this Section 2.3(e) by the Independent Accountants (such earliest date being the “Determination Date”).

(f)           Within five (5) Business Days after the Determination Date, a Purchase Price adjustment shall be made as follows:

(i)            in the event that the difference between the Closing Date

Consumer Net Debt (as set forth on the Final Closing Statement) and the Estimated Closing Consumer Net Debt (as set forth on the Estimated Closing Consumer Net Debt Statement) (the “Consumer Net Debt Difference”) is negative, the Buyer will pay to the Seller the amount of the Consumer Net Debt Difference, together with the Interest Amount;

(ii)           in the event that the Consumer Net Debt Difference is positive, the Seller will pay to the Buyer the amount of the Consumer Net Debt Difference, together with the Interest Amount;

(iii)          in the event that the difference between the Reference Consumer Working Capital and the Closing Date Consumer Working Capital (as set forth on the Final Closing Statement) (the “Consumer Working Capital Difference”) is negative in an amount of at least $3,000,000, the Buyer will pay to the Seller the amount of the Consumer Working Capital Difference, together with the Interest Amount;

(iv)          in the event that the Consumer Working Capital Difference is positive in an amount of at least $3,000,000, the Seller will pay to the Buyer the amount of the Consumer Working Capital Difference, together with the Interest Amount;

(v)           in the event the difference between the Reference Life Equity and the Closing Date Life Net Equity (as set forth on the Final Closing Statement) (the “Life Net Equity Difference”) is negative, in an amount of at least $3,000,000, the Buyer will pay to the Seller the amount of the Life Net Equity Difference, together with the Interest Amount; and

(vi)          in the event the Life Net Equity Difference is positive, in an amount of at least $3,000,000, the Seller will pay to the Buyer the amount of the Life Net Equity Difference, together with the Interest Amount.

(g)           The Base Purchase Price will be allocated in accordance with Schedule 2.3(g), subject to adjustment as set forth in Section 2.3(b).  In the event the Purchase Price is adjusted pursuant to Section 2.3(f) or Section 7.4(k), the Seller will, no later than five (5) Business Days after the Determination Date or the Transfer Date, as applicable, prepare and deliver to the Buyer a revised allocation schedule that reflects such adjustment and, in the case of adjustments in accordance with Section 2.3(f), is consistent with the Closing Date Consumer Net Debt, the Closing Date Consumer Working Capital and the Closing Date Life Net Equity, in each case, as set forth in the Final Closing Statement.  Neither the Buyer nor the Seller or any of their respective Affiliates will file any Tax Return or otherwise take any position or agree to take any position that is inconsistent with the allocation contemplated by this Section 2.3(g) without prior notice and consultation with the other party.

(h)           The Buyer agrees that following the Closing through the date on which payment, if any, is made by either party pursuant to Section 2.3(f) or if the Final Closing Statement indicates that no such payment is required, then through the date on which the Final Closing Statement becomes effective, it will not take any actions with respect to any accounting books, records, policies or procedures on which the Final Closing Statement is to be based that would make it impossible or impracticable to calculate the Consumer Net Debt Position, the Consumer Working Capital or the Life Net Equity in the manner and utilizing the methods required hereby.

(i)            The Buyer agrees to permit full access to the books and records of the Companies and the Business to the extent relevant to the determination of the Closing Date Consumer Net Debt, the Closing Date Consumer Working Capital and the Closing Date Life Net Equity to the Seller (and its advisors and/or agents), following the Closing Date through the date on which the Final Closing Statement become effective.

(j)            Any payment required to be made by the Buyer or the Seller pursuant to Section 2.3(f), if any, will bear interest at a rate of five percent (5%) per annum, calculated from the Closing Date until the date of payment (the “Interest Amount”).  All payments required to be made pursuant to Section 2.3(f) together with interest payable pursuant to this Section 2.3(j) shall be made in full in US dollars by electronic transfer of immediately available funds to the bank account designated in writing by the party receiving the payment no later than the fifth Business Day after the Determination Date.

(k)           To the extent an amount with respect to any asset or liability is included in the calculation of the Consumer Net Debt Position, such amount shall not be included in the calculation of the Closing Date Consumer Working Capital or the Closing Date Life Net Equity.  To the extent an amount with respect to any asset or liability is included in the calculation of the Closing Date Consumer Working Capital, such amount shall not be included in the calculation of the Consumer Net Debt Position or the Closing Date Life Net Equity.  To the extent an amount with respect to any asset or liability is included in the calculation of the Closing Date Life Net Equity, such amount shall not be included in the calculation of the Consumer Net Debt Position or the Closing Date Consumer Working Capital.

2.4    Intercompany Indebtedness

Prior to the Closing, the Seller will discharge, or will cause to be discharged (i) the aggregate amount of all outstanding loans to, and cash deposits with, the Companies from the Seller or any of its Affiliates (other than the Companies) (excluding balances arising from ordinary trading activities) (the “Seller Loans”), together with any interest thereon for the period ending on and including the Closing Date, (ii) the aggregate amount of all amounts payable by the Companies net of any amounts receivable thereby under cash pooling arrangements between each Company, on the one hand, and the Seller or any of its Affiliates, on the other hand (the “Cash Pooling Loans”), (iii) the aggregate amount of intercompany open accounts of the Seller or any of its Affiliates with the Companies (the “Seller Accounts”) and (iv) together with interest thereon and accrued charges relating thereto for the period ending on and including the Closing Date, in each case, as a repayment of such Seller Loans, Cash Pooling Loans and Seller Accounts (the aggregate amount of the Seller Loans, the Cash Pooling Loans and the Seller Accounts and all interests and charges accrued thereon for the period ending on and including the Closing Date are referred to as the “Intercompany Indebtedness”).

2.5          Licenses for Certain Know-How

(a)           To the extent that the Business currently uses any Know-How which is not transferred to the Buyer or the Buyer Designated Affiliates under or pursuant to this Agreement, but which is owned or held under license (with the right to grant sublicenses) by the Seller or any of its Affiliates, the Seller shall, and shall cause its respective Affiliates to, grant the Buyer and the Buyer Designated Affiliates a perpetual, world-wide, royalty-free, irrevocable license (in customary form) to use such Know-How solely in the Business as it is currently conducted.

(b)          To the extent that the Seller and any of its Affiliates (other than the Companies) currently use, other than with respect to the Business, any Know-How which is transferred to Buyer or the Buyer Designated Affiliates under or pursuant to this Agreement, the Buyer shall, and shall cause its respective Buyer Designated Affiliates to, grant the Seller and its respective Affiliates a perpetual, world-wide, royalty-free, irrevocable license (in customary form) to use such Know-How solely in the business that currently makes use of the Know-How as such business is currently conducted.

3.             TRANSITION SERVICES

The Seller will provide to the Buyer, and the Buyer will provide to the Seller, transitional services listed in Schedule 3 selected, on or before June 30, 2007, to be received by the Customer (as defined in Exhibit 3) in accordance with this Section (the “Transition Services”), pursuant to a transition services agreement substantially in the form attached as Exhibit 3.  The Buyer and the Seller further agree that the Customer shall be entitled to select individual units of service (i.e. individual data points) in their entirety from the Matrix of Service Units (as defined in Schedule 3). In the event Customer selects any such service unit (i.e. individual data point), the entire cost of such unit shall nevertheless be paid, irrespective of whether the total value of services within such unit is consumed.

4.             REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer, as of the Signing Date and as of the Closing Date, as follows:

4.1          Organization, Authority and Qualification of the Companies

Each Company is duly organized, validly existing and, in jurisdictions where the concept is recognized, in good standing under the laws of its respective jurisdiction of organization and has the necessary corporate power and authority to own its assets and properties and carry on its business as currently conducted, except where the failure to be so organized, existing and in good standing would not (a) adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or (b) materially adversely affect the ability of each Company to conduct the Business as it is currently conducted.  Each Company and each Asset Selling Subsidiary is licensed or qualified to do business in each jurisdiction where the nature of the properties owned, leased or operated by it and the business transacted by it requires such licensing or qualification, except where the failure to be qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect.

4.2          Organization and Authority of the Seller

(a)           The Seller is a corporation duly organized and validly existing under the laws of Switzerland and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Each Selling Subsidiary is or will be as of the Closing Date a corporation duly organized and validly existing under the laws of its jurisdiction of organization and has or will have as of the Closing Date all requisite power and authority to enter into any Ancillary Agreement to which it is or will become a party, and to perform its obligations thereunder and to consummate the transactions contemplated thereby.  The execution and delivery of this Agreement and the Ancillary Agreements by the Seller and each Selling Subsidiary, the performance by the Seller and each Selling Subsidiary of its obligations hereunder and thereunder and the consummation by the Seller and each Selling Subsidiary of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Seller and have been or will be as of the Closing Date duly authorized by all requisite corporate action on the part of each Selling Subsidiary.

(b)          This Agreement has been, and upon their execution the Ancillary Agreements will have been, duly executed and delivered by the Seller and each Selling Subsidiary, as applicable, and (assuming due authorization, execution and delivery by the Buyer) constitutes, and upon their execution the Ancillary Agreements will constitute, a legal, valid and binding obligation of the Seller and each Selling Subsidiary, as applicable, enforceable against the Seller and each Selling Subsidiary, as applicable, in accordance with their respective terms.

4.3          Capital Stock of the Companies

Schedule 4.3 lists for each Company true and complete information regarding all of the authorized, issued and outstanding shares of capital stock of such Company and the current record and beneficial ownership of such shares.  If Gerber Brazil is formed on or prior to the Closing Date, Schedule 4.3 will be updated prior to the Closing Date to reflect the ownership of all of the outstanding capital stock of such Person.  As of the date of this Agreement, the Business is conducted through the Seller, the Companies, the Asset Selling Subsidiaries or the Seller’s Affiliates providing Transition Services and no other Person.  The Companies do not have any Subsidiaries or an ownership interest in any other Person except as set forth on Schedule 4.3.

4.4          Ownership of the Shares and Other Equity Interests

(a)           As of the Signing Date and as of the Closing Date, (a) Novartis Finance owns beneficially and of record the Gerber Products Shares, the Gerber Family Shares and the Gerber Life Shares and (b) the Seller owns beneficially and of record the Gerber Consumer Costa Rica Shares, the Gerber Costa Rica Shares and the Gerber Venezuela Shares, in each case, free and clear of all Encumbrances.  As of the Signing Date and as of the Closing Date, Gerber Products directly, or indirectly, owns beneficially and of record all the outstanding share capital of each Company other than the Shares (such share capital, the “Other Shares”), in each case free and clear of all Encumbrances.  The Shares and the Other Shares are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive rights.  There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Shares, the Other Shares or any other securities of the Companies obligating the Seller, any Company or any of the Seller’s Affiliates to issue, sell, purchase, redeem or otherwise acquire any equity interest in any Company.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Shares or the Other Shares.

(b)           As of the Closing Date, if the Spin-Off contemplated for Brazil shall have occurred, the Seller or one of its wholly owned Subsidiaries will own, beneficially and of record, all of the Gerber Brazil Shares free and clear of any Encumbrances.  The Gerber Brazil Shares, upon issuance (if issued) and as of the Closing Date, will be validly issued, fully paid and non-assessable and will not have been issued in violation of the preemptive rights of any Person.

4.5          No Conflict

Assuming that all consents, approvals, authorizations and other actions described in Schedule 4.8(b), Section 4.19 and Schedule 4.19 have been obtained, all filings and notifications described in Section 4.19 or listed in Schedule 4.19 have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Buyer or any of its Affiliates, neither the execution or delivery by the Seller of this Agreement nor the execution or delivery by the Seller or any Selling Subsidiary of any Ancillary Agreement to which it is a party, or the performance by the Seller of its obligations under this Agreement or by the Seller or any Selling Subsidiary of its obligations under any Ancillary Agreement to which it is a party, or the consummation of the transactions contemplated hereby or thereby will (a) result in any breach of any provision of the certificate of incorporation or by-laws (or other similar organizational documents) of the Seller, any Company or any Selling Subsidiary, (b) result in any material breach of, or constitute a default under, any Material Contract or judgment to which the Seller, any Company or any Selling Subsidiary is a party or by which it is bound or (c) violate any applicable material Legal Requirement, other than such breaches, defaults or violations which would not, in the case of clause (b), (i) materially and adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (ii) otherwise have a Material Adverse Effect.

4.6          Financial Statements; Other Liabilities

(a)           Schedule 4.6(a) contains:  (i) the unaudited combined statement of net assets of the Consumer Business as of 31 December 2006 (the “December 2006 Consumer Statement of Net Assets”), and the related unaudited combined statement of operating income of the Consumer Business for the year ended 31 December 2006 (the “2006 Consumer Financial Statements”) and (ii) the unaudited combined statement of net assets of the Consumer Business as of 31 December 2005, and the related unaudited combined statement of operating income of the Consumer Business for the year ended 31 December 2005 (the “2005 Consumer Financial Statements”, together with the 2006 Consumer Financial Statements,  the “Consumer Financial Statements”).

(b)           Schedule 4.6(b) contains: (i) the unaudited combined statement of net assets of the Life Business as of 31 December 2006 (the “December 2006 Life Statement of Net Assets”), and the related statement of operating income of the Life Business for the year ended 31 December 2006 (the “2006 Life Financial Statements”) and (ii) the unaudited combined statement of net assets of the Life Business as of 31 December 2005, and the related statement of operating income of the Life Business for the year ended 31 December 2005 (the “2005 Life Financial Statements”, together with the 2006 Life Financial Statements, the “Life Financial Statements”).

(c)           The Consumer Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Consumer Business (except as may be indicated in the notes thereto or in Schedules 4.6(a) and 4.6(c)) and the Accounting Principles and (ii) present fairly, in all material respects, the combined financial position and the combined results of operations of the Consumer Business as of the dates thereof or for the periods covered thereby in conformity with the Accounting Principles, consistently applied.  The Life Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Life Business (except as may be indicated in the notes thereto or in Schedules 4.6(b) and 4.6(c)) and the Accounting Principles, FAS 60 and FAS 115, as applicable, and (ii) present fairly, in all material respects, the combined financial position and the combined results of operations of the Life Business as of the dates thereof or for the periods covered thereby in conformity with the Accounting Principles, consistently applied.

(d)           Except as set forth in the December 2006 Consumer Statement of Net Assets in Schedule 4.6(a), there was no material “off-balance sheet” financial indebtedness relating to the Consumer Business as of the date of the December 2006 Consumer Statement of Net Assets. Except as set forth in the December 2006 Life Statement of Net Assets in Schedule 4.6(b), there was no material “off-balance sheet” financial indebtedness related to the Life Business as of the date of the December 2006 Life Statement of Net Assets.

4.7          Statutory Accounts

(a)           The balance sheets included in the Statutory Accounts were prepared in accordance with applicable statutory requirements of the relevant jurisdictions in effect as of the date of their preparation.

(b)           Schedule 4.7 contains the annual statutory statements of Gerber Life filed with the Insurance Department of the State of New York (the “New York Department”) for the years ended 31 December 2006 and 2005, together with all related notes, exhibits and schedules thereto (other than the Audit Report and Actuarial Report related to the 31 December 2006 statements)(the “SAP Statements”).  The SAP Statements (i) were prepared in accordance with the statutory accounting practices and procedures (“SAP”) required or permitted by the New York Insurance laws and regulations, as in effect as of the date thereof and for the periods presented (except as may be noted therein, in the notes thereto, or in Schedule 4.7), and (ii) present fairly, in all material respects, the statutory financial position and results of operations of Gerber Life as of the date thereof for the periods covered thereby.

(c)           The reserves and other liability amounts established or reflected on the SAP Statements, including reserve and other liability amounts in respect of insurance policies, annuity contracts and other insurance products (i) were determined in accordance with U.S. generally accepted actuarial practices applied on a consistent basis for the periods presented, (ii) were based on actuarial assumptions that were reasonable in relation to relevant policy and contract provisions, (iii) reflect each policy, contract and claim in the books and records of Gerber Life that should, in accordance with U.S. generally accepted actuarial practices, applied on a consistent basis for the periods presented, have a reserve or other liability reflected in such statutory statements, and (iv) are in compliance in all material respects with the requirements of the New York Insurance laws and regulations.

4.8          Agreements

(a)           Schedule 4.8(a) lists all material distribution contracts, franchise contracts, leases, supply and Third Party manufacturing contracts, joint venture, partnership and stockholder agreements, advertising and sponsorship contracts, debt agreements, guarantees and related security agreements, non-competition contracts, Third Party management contracts, asset purchase agreements and other material agreements of the Business, except for those agreements and contracts that are not held by the Companies or the Asset Selling Subsidiaries and that do not relate exclusively to the Business (and together with the contracts identified in Schedule 4.11(a)(i), collectively the “Material Contracts”).  For purposes of this Section 4.8, “material” means:

(i)            brokerage, distribution, sales agency and franchise contracts with an annual turnover or financial commitment, on an individual basis, exceeding $8,000,000;

(ii)           leases of personal property with an annual payment, on an individual basis, exceeding $4,300,000;

(iii)          supply and Third Party manufacturing contracts and binding purchase or sale commitments with a total annual payment or financial commitment, on an individual basis, exceeding $8,000,000;

(iv)          all joint venture, partnership and stockholder agreements that involve a sharing of profits, losses, costs or liabilities with a Third Party irrespective of the value of the contract;

(v)           advertising and sponsorship contracts with commitments, on an individual basis, exceeding $6,900,000;

(vi)          agreements under which any Company has incurred, assumed or guaranteed any indebtedness for borrowed money, sale and leaseback agreements and factoring agreements and related security agreements, on an individual basis, exceeding $5,000,000;

(vii)         contracts or commitments restricting any Company or an Asset Selling Company (to the extent that the same would constitute a Purchased Asset) from engaging in or competing in any line of business;

(viii)        contracts for the management of any business owned by a Third Party;

(ix)           agreements for the sale or purchase of any assets of the Business other than in the ordinary course of business, or for the grant of any options or preferential rights to purchase any assets, property or rights of the Business (other than inventory), in each case, for consideration in excess of $8,000,000 or under which the Company or any Asset Selling Subsidiary has any continuing obligation;

(x)            research and development agreements with total annual payments or financial commitments, on an individual basis, exceeding $4,300,000;

(xi)           material license agreements pursuant to which the Seller, any Company, any Asset Selling Subsidiary or any Affiliate of the Seller licenses any Intellectual Property used exclusively in the Business to or from any Third Party;

(xii)          executory contracts for capital expenditures with total annual payments or financial commitments, on an individual basis, exceeding $6,900,000;

(xiii)         (A) any contracts, treaties, agreements or arrangements with managing general underwriters, underwriters or reinsurers, including reinsurance contracts under which Gerber Life has ceded risks to reinsurers that have been terminated but under which there remains outstanding liability from the reinsurer, together with any letters of credit, trust, or collateral arrangements posted by or created for the benefit of Gerber Life with respect to any credit reinsurance agreement, and (B) any contract or agreement under which Gerber Life has agreed to reinsure any risks from other insurers, in each case, on an individual basis, where the applicable insurance or reinsurance liability exceeds $8,000,000; and

(xiv)        any other agreement that requires an annual payment of more than $4,300,000 during the current term of such agreement or, with respect to the conduct of the Business in Significant Countries, which any Company or Asset Selling Subsidiary is not able to terminate on twelve (12) months’ notice or less without penalty.

(b)           Except as disclosed in Schedule 4.8(b), the execution and delivery of this Agreement by the Seller does not, and the performance of this Agreement by the Seller and the Selling Subsidiaries will not, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any of the Material Contracts other than (i) those conflicts, breaches, defaults or events of default that would not materially adversely affect the aggregate value of such Material Contracts to the Business or otherwise have a Material Adverse Effect and (ii) (A) those consents, the failure of which to obtain, and (B) the rights of termination, acceleration or cancellation, the exercise of which, would not materially adversely affect the aggregate value of such Material Contracts to the Business or otherwise have a Material Adverse Effect.  Except as set forth in Schedule 4.8(b), to the Seller’s Knowledge, Gerber Life has not received written notice from any reinsurer under any material reinsurance contract that the reinsurer intends not to pay any material claim made by Gerber Life under such contract.

(c)           None of the Asset Selling Subsidiaries or the Companies is, in breach of, or default under, any of the Material Contracts to which it is a party and, to the Seller’s Knowledge, no other party to any Material Contract is in breach thereof or default thereunder other than those breaches that would not materially adversely affect the aggregate value of such Material Contracts to the Business or otherwise have a Material Adverse Effect.

4.9          Insurance

Except as disclosed in Schedule 4.9, all material properties of the Companies are currently covered by insurance or self insurance or programs in such types and amounts as are consistent with customary practices and standards of companies engaged in businesses similar to the Business and applicable Legal Requirements.

4.10        Real Property

(a)           Schedule 4.10(a) lists each parcel of real property owned by the Companies (the “Owned Real Property”).  None of the Seller, the Asset Selling Subsidiaries or any other Affiliate of the Seller owns any other material real property which is used exclusively in the Business.

(b)           Schedule 4.10(b) lists each parcel of real property leased by the Companies or, to the extent used exclusively in the conduct of the Business as currently conducted, the Asset Selling Subsidiaries (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”).

(c)           Except as disclosed in Schedule 4.10(c), the Companies own all of the Owned Real Property free and clear of all Encumbrances, other than Permitted Encumbrances.

(d)           Each lease relating to material Leased Real Property is a valid agreement enforceable against the relevant Company or Asset Selling Subsidiary and, to the Seller’s Knowledge, against the other parties thereto.  None of the relevant Companies or Asset Selling Subsidiaries is in material default or breach, or has received a written notice alleging that it is in material default or breach, under any lease relating to the material Leased Real Property and, to the Seller’s Knowledge, none of the other parties to such leases is in material default or breach thereunder.

(e)           None of the Companies or Asset Selling Subsidiaries has received a written notice from any Governmental Authority or any Third Party that any of the Real Property listed in Schedule 4.10(a) and Schedule 4.10(b) is not in compliance with all applicable Legal Requirements, except for such failures to comply that would not, individually or in the aggregate, have a Material Adverse Effect or materially adversely affect (i) the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement, (ii) the ability of the Companies or the Asset Selling Subsidiaries to conduct the Business as currently conducted or (iii) the value or the use of such Real Property for its current purposes.  None of the Companies or Asset Selling Subsidiaries has received a written threat of condemnation or similar proceeding relating to the Real Property listed in Schedule 4.10(a) and Schedule 4.10(b) or any portion thereof.  The Real Property represents the entirety of the material real property currently used exclusively in the Business.

4.11        Personnel

(a)           Schedule 4.11(a)(i) lists the collective bargaining agreements applicable to the Business Employees and to which any of the Companies or the Asset Selling Subsidiaries (in respect of the Business Employees) is a party that are material to the Business.  Within forty-five (45) days after the Signing Date, the Seller will deliver to the Buyer an updated Schedule 4.11(a)(i) which shall list all collective bargaining agreements applicable to the Business Employees and to which any of the Companies or the Asset Selling Subsidiaries (in respect of Business Employees) is a party.  To the Seller’s Knowledge, no collective bargaining agreement is currently being negotiated by any of the Companies or the Asset Selling Subsidiaries to the extent related to the Business.  Except as set forth in Schedule 4.11(a)(ii), there are no:  (i) strikes, lockouts or material stoppages or work slowdowns pending or, to the Seller’s Knowledge, threatened against or involving the Companies or the Asset Selling Subsidiaries to the extent related to the Business; or (ii) material unfair labor practice charges, grievances or complaints or material judicial or administrative proceedings pending or, to the Seller’s Knowledge, threatened by or on behalf of any Business Employees to the extent related to the Business.

(b)           Schedule 4.11(b) lists all of the agreements to which any of the Companies or any Asset Selling Subsidiary is a party that provides for the reduction of any Business Employee’s work week to thirty-five (35) hours.

(c)           Except as set forth in Schedule 4.11(c), no Business Employee has a right to any extra income or bonus payment from any Company or Asset Selling Subsidiary as a result of the execution of, or consummation of the transactions contemplated by, this Agreement and, except as disclosed in Schedule 4.11(c), no Business Employee has a legal and contractual right to any enhanced redundancy or severance payment from any Company or

Asset Selling Subsidiary arising solely from the execution of, or consummation of the transactions contemplated by, this Agreement.

4.12        Employee Plans

(a)           Schedule 4.12(a) sets forth certain material Business Employee Plans covering Business Employees that are in effect on the Signing Date.  Within forty-five (45) days after the Signing Date, the Seller will deliver to the Buyer a revised Schedule 4.12(a), which will list each Business Employee Plan (other than de minimis Plans) in effect on the Signing Date and each Subsidiary of Seller with Business Employees covered by such plan, as well as the nation or territory each such plan covers (and whether such plan provides for retiree medical or other retiree welfare benefits), and also separately will list each other material Business Employee Plan in effect within the preceding two (2) years.

(b)           With respect to each Business Employee Plan (other than de minimis Plans) in effect on the Signing Date, the Seller will make available to the Buyer within sixty (60) days after the Signing Date, to the extent applicable, complete and accurate copies of:  (i) each plan document, trust, insurance contract and amendment to each of them; (ii) summaries of material terms provided, or required to be provided under applicable Legal Requirements, to participants and beneficiaries; (iii) solely with respect to the Transferred Plans, licenses, certificates, stamps, letters (including favorable determination letters) or similar items issued by a governmental, quasi-governmental or administrative organization approving its form or required for its lawful maintenance or operation; (iv) solely with respect to the Transferred Plans, the most recently filed governmental report or reports; and (v) solely with respect to the Transferred Plans for which all of the liability is being transferred to the Buyer, the two most recent financial, actuarial, valuation and similar reports.  The Seller shall provide the Buyer with a written description of the material terms of any Business Employee Plan which is not in written form.

(c)           Except as disclosed in Schedule 4.12(c), each Transferred Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable Legal Requirements of the relevant jurisdiction (including the requirements for any funding and Tax-favored treatment intended for such plan or applicable to plans of its type).  To the Seller’s Knowledge, no event, transaction or condition exists or has occurred that is reasonably likely to result in the loss or material limitation of such Tax-favored treatment.

(d)           All material contributions, premiums and benefit payments in respect of the Transferred Employees under or in connection with the Business Employee Plans due prior to the date hereof have been timely made.

(e)           Except as set forth in Schedule 4.12(e), there have been no acts or omissions by any party with respect to the Business Employee Plans which have given rise to or may give rise to material fines, penalties, taxes or related charges under applicable Legal Requirements for which after the Closing Date the Companies, Buyer or any of its other Subsidiaries could reasonably be expected to be liable.

(f)            Except as set forth in Schedule 4.12(f), there are no actions, suits, claims (other than routine claims for benefits) or investigations pending or, to Seller’s Knowledge, threatened, involving any Business Employee Plan or their assets for which after the Closing Date the Companies, Buyer or any of its other Subsidiaries could reasonably be expected to incur any material Liability and no event, transaction or condition exists or has occurred which could give rise to any such actions, suits, claims (other than routine claims for benefits) or investigations.  The Companies have no material Liability with respect to any Plan other than for contributions, payments or benefits due in the ordinary course of business under the current Business Employee Plans.

(g)           Except as set forth in Schedule 4.12(g)(i), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment becoming due on or after the Closing Date to any director, officer, employee, or former employee under any Transferred Plan, (ii) materially increase any benefits otherwise payable under any Transferred Plan, (iii) result in any acceleration of the time of payment or vesting of any material benefits under any Transferred Plan, or (iv) with respect to any of the Business Employees subject to taxation by the United States, result in any excess parachute payments (as defined in Section 280G of the Code (without regard to subsection 280G(b)(4))).  Except as set forth in Schedule 4.12(g)(ii), the Company and its Subsidiaries have made no agreement, undertaking or commitment with any employee, director, officer, service provider or agent (whether written or oral) to make such person fully or partially whole with respect to any adverse Tax consequences relating to any Transferred Plan.

(h)           Except as set forth in Schedule 4.12(h) or in the Watson Wyatt Report, no Transferred Plan provides any post retirement medical, dental, vision, life, disability or other welfare benefits or insurance coverage except as required by Legal Requirements.

(i)            Except as set forth in Schedule 4.12(i), the Companies and all other sponsors of the Transferred Plans have retained the right to unilaterally amend or terminate each Transferred Plan to the fullest extent reasonably permitted by the Legal Requirements of the relevant jurisdiction.  The Seller will deliver Schedule 4.12(i) to the Buyer within forty-five (45) days after the Signing Date.

4.13        Taxes

Except as set forth in Schedule 4.13 and as solely limited to Taxes relating to the Significant Countries:

(a)           all material Tax Returns that are required to be filed on or before the Closing Date by or on behalf of each Company and each Asset Selling Subsidiary (insofar as relates to the Purchased Assets) have been, or will be, timely filed; each such Tax Return is true and correct or will be true and correct when filed in all material respects; and all Taxes shown to be due and payable on such Tax Returns have been, or will be, timely paid;

(b)           there are no outstanding written agreements or waivers extending the statute of limitations applicable to any such Tax Return (other than extensions of time to file Tax Returns obtained in the ordinary course) or, in the case of any Asset Selling Subsidiary, to the extent related to the Purchased Assets, which agreements or waivers could reasonably be expected to result in a Liability for a material amount of Taxes;

(c)           all material Taxes which each Company and each Asset Selling Subsidiary is required by applicable Legal Requirements to withhold or collect with respect to the Business, including sales and use taxes, and amounts required to be withheld for Taxes of Business Employees, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities or are held in separate bank accounts for such purpose;

(d)           no Purchased Asset nor any Share to be sold by a Selling Subsidiary which is “foreign person” within the meaning of Section 1445 of the Code is a “United States Real Property Interest” within the meaning of Section 897(c)(1) of the Code;

(e)           no election under U.S. Treasury Regulation Section 301.7701-3 of the Code has been filed with respect to any Company;

(f)            since 1 January 2005, with respect to each Company, no written claim has been made by a Governmental Authority in a jurisdiction where such Company has not filed Tax Returns that the Company is or may be subject to material taxation by that jurisdiction;

(g)           none of the Companies (A) has been a member of an Affiliated Group (under §1504 of the Code) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the U.S. Parent) or (B) has any material Liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor or by contract; and

(h)           since May 14, 2002, except for the Gerber Life distribution from Gerber Products, no U.S. Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed in whole or in part by Section 355 of the Code.

(i)            For U.S. federal income tax reporting purposes, each U.S. Company (other than Gerber Life) is and will be on the Closing Date a member of the “consolidated group” (within the meaning of Section 1502 of the Code and the accompanying Treasury resolutions).

(j)            The Seller and each U.S. Company (other than Gerber Life) have made a valid election to file a consolidated U.S. federal income tax return.

4.14        No Material Adverse Effects

Since 31 December 2006 through the earlier of (i) October 31, 2007 and (ii) the Closing Date, there has been no Material Adverse Effect.

4.15        Conduct of Business Since 31 December 2006

Except as disclosed in Schedule 4.15, the Business has been conducted in the ordinary and usual course, consistent with past practice from 31 December 2006 to the Signing Date and, in particular, during such period (or in the case of clauses (c), (d), (f), and (h) of this Section 4.15, from 31 December 2006 until the Closing), there has not been any Material Decision or Action other than those set forth in Schedule 4.15.  For the purpose hereof, “Material Decision or Action” shall mean any decision or action, to the extent it relates to the Business, of the Companies and the Asset Selling Subsidiaries, to:

(a)           (x) acquire any material assets or make any material capital or financial investments other than in the ordinary course of its business operations consistent with past practice or (y) dispose of any assets, in each case, for consideration, individually, in excess of $4,000,000 or, in the aggregate, in excess of $10,000,000, other than in the ordinary course of its business operations consistent with past practice;

(b)           except for increases in accordance with past practices not in excess of 3% in the aggregate or as may be required by any Legal Requirement or pursuant to any contracts or agreements existing as the date hereof and disclosed to the Buyer, increase the compensation or other benefits payable to Business Employees or accelerate any rights or benefits attributed to such Business Employees;

(c)           terminate the employment of any Business Employee whose annual gross remuneration is in excess of $250,000 (a “Senior Employee”) or materially alter the existing terms of his or her employment or enter into any severance, retention or change of control agreement with any Senior Employee;

(d)           create any Encumbrance on (x) shares of capital stock or (y) any assets or properties, other than Permitted Encumbrances;

(e)           incur additional indebtedness (other than drawings on existing lines of credit) or issue rights to acquire any debt securities issued by it or repurchase or prepay any indebtedness or enter into any arrangement having the economic effect of any of the foregoing;

(f)            with respect to the Companies, issue shares, other voting securities, or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or otherwise make any changes to its capital stock;

(g)           with respect to the Companies, pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or legal proceedings for payments in excess of $2,500,000 other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with the terms of liabilities recognized or disclosed in the Financial Statements;

(h)           waive the benefits of, agree to modify in any manner detrimental to any Company or any Asset Selling Subsidiary, terminate, release any Person from or fail to enforce any material confidentiality, non-competition, standstill or similar agreement to which any Company or Asset Selling Subsidiary is a party or of which any Company or Asset Selling Subsidiary is a beneficiary in relation to the Business;

(i)            enter into, terminate or amend any Material Contract or Real Property Lease (or other similar contract, which if in effect on the Signing Date, would constitute a Material Contract or Real Property Lease), other than in the ordinary course of business;

(j)            incur, prior to the Signing Date, any damage or destruction to any assets or properties exclusively related to the Business (whether or not covered by insurance) having a value of in excess of $4,000,000, individually, and $10,000,000 in the aggregate, and, between the Signing Date and the Closing Date $20,000,000 in the aggregate;

(k)           enter into or adopt, or amend any bonus, profit sharing, stock option, stock appreciation, restricted stock, pension, retirement, deferred compensation, retention, severance or other employee benefit agreement, trust, plan or fund or other arrangement for the benefit of Business Employees, other than any such plans or arrangements that are to be retained by the Seller or any Asset Selling Subsidiaries following the Closing;

(l)            make any material Tax election or any settlement or compromise with any material federal, state or local Tax liability, in each case, related to the Business;

(m)          modify in any material respect the Accounting Principles;

(n)           declare or pay any dividends or otherwise make any cash distributions to the shareholders of Gerber Life; and

(o)           authorize, or commit, resolve or agree to take, any of the foregoing actions.

4.16        Litigation and Other Proceedings; Orders

(a)           Except as listed in Schedules 4.11(a)(ii), 4.12(f), 4.13, 4.16, 4.18 and 4.20(b), there are no Proceedings involving a claim in excess of $2,500,000 against any Company or any Asset Selling Subsidiary primarily related to the Business. Except as set forth in Schedule 4.16, since 31 December 2006, neither the Seller nor any Company or any Asset Selling Subsidiary has received a written product liability claim or initiated a product recall in respect of the quality or fitness for use of any material amount of Business Products (it being understood and agreed that a product return in the ordinary course of business does not constitute a product liability claim).

(b)           Except as set forth in Schedule 4.16, to the Seller’s Knowledge, none of the Seller, any Company or any Asset Selling Subsidiary is subject, in connection with the Business, to any order, judgment, decree, injunction, stipulation, settlement agreement or consent decree of or with any court or other Governmental Authority that imposes any material obligations on the Business (the “Business Orders”).  Except as set forth in Schedule 4.16, no Company or Asset Selling Subsidiary has entered into any settlement or compromise related to the Business for which the Buyer or its Affiliates, including from and after the Closing, the Companies may have continuing obligations after the Closing Date.  Except as set forth in Schedule 4.16, the Seller, the Companies and the Asset Selling Subsidiaries are currently, and since 1 January 2006 have, operated, the Business in material compliance with the Business Orders.

(c)           Schedule 4.16(c) identifies, and the Seller has previously made available to the Buyer true and complete copies of, the reports (or the most recent draft thereof, to the extent (i) any final report is not available, (ii) Gerber Life has possession of such draft and (iii) Gerber Life is not prohibited by any Legal Requirement or confidentiality undertaking from disclosing it) reflecting the results of the most recent financial examinations and market conduct examinations of Gerber Life issued by any insurance regulator since January 1, 2002 and prior to the Signing Date.  Other than those reports and since the respective dates of those reports, prior to the Signing Date, Gerber Life has not received written notice of any review or investigation by any Governmental Authority of any market conduct and/or selling practices of Gerber Life or any of its independent agents, other than periodic market conduct examinations arising in the ordinary course of business and attorney general inquiries in connection with which no material issues have been raised that have not been resolved.

4.17        Licenses and Permits

The Companies and the Asset Selling Subsidiaries possess all material Governmental Permits necessary for the conduct of the Business as currently conducted, a complete list of which (other than the Environmental Permits) will be delivered to the Buyer by the Seller prior to the Closing Date.  Except as set forth in Schedule 4.17, to the Seller’s Knowledge, none of the Seller, any Company or any Asset Selling Subsidiary has received written notice that any Governmental Authority intends to suspend, revoke or rescind any material Governmental Permit related to the Business.  The Business as currently conducted complies in all material respects with the Governmental Permits.

4.18        Environmental Matters

(a)           Except as disclosed in Schedule 4.18:

(i)            to the Seller’s Knowledge, the Companies and the relevant Asset Selling Subsidiaries to the extent related to the conduct of the Business as currently conducted, and during the two (2) year period immediately preceding the date hereof, the Business has been conducted in material compliance with all applicable Environmental Laws;

(ii)           to the Seller’s Knowledge, all material Environmental Permits required under all applicable Environmental Laws for the continued operation of the Business have been obtained, are valid, and an accurate and complete list of such Environmental Permits will be delivered to the Buyer by the Seller prior to the Closing Date;

(iii)          none of the Real Property is involved in or subject to any material pending or, to the Seller’s Knowledge, threatened suit, prosecution, investigation, consent decree or consent agreement, notice of possible violation, inquiry or proceeding by or before any court or Governmental Authority under any Environmental Law;

(iv)          to the Seller’s Knowledge, no Person or Governmental Authority has asserted any requests or demands in amounts material to the Business for damages, costs or expenses, demands, causes of action or claims arising out of or due to the emission, disposal, discharge or other release of any Hazardous Substances, or arising out of or due to any injury to human health or the environment by reason of the current or past condition or operation of any facility, or for offsite treatment, storage or disposal of Hazardous Substances transported from the Real Property;

(v)           there is no environmental condition, situation or incident on, at, under, in or concerning any Real Property that could give rise to any material Environmental Liability under any Environmental Laws; and

(vi)          the Companies and the relevant Asset Selling Subsidiaries have made available to the Buyer true and complete copies of all material written environmental assessments, correspondence, reports, data, analyses and compliance audits that have been prepared by or on behalf of the Companies and the relevant Asset Selling Subsidiaries with respect to the Real Property or any property formerly owned, operated or leased by the Companies and the relevant Asset Selling Subsidiaries, in each case to the extent prepared since January 1, 2004 and in the Companies’ or the relevant Asset Selling Subsidiaries’ possession or control.

(b)           The Buyer acknowledges that (i) the representations and warranties contained in this Section 4.18 are the only representations and warranties being made with respect to compliance with or liability under any Environmental Law or with respect to any environmental matters, including natural resources, related in any way to the Business or to this Agreement or its subject matter and (ii) no other representation contained in this Agreement will apply to any such matters and no other representation and warranty, express or implied, is being made with respect thereto.

4.19        Governmental Consents and Approvals

No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with or permit from, any Governmental Authority is required to be obtained or made by or with respect to the Seller or any Seller Subsidiary in connection with the execution and performance of this Agreement or the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, other than (i) compliance with and filings under the HSR Act, (ii) compliance under the Council Regulation (EC) No. 139/2004, as amended, or, in the event of a referral by the European Commission pursuant to Art. 9 of the same regulation, the transactions contemplated by this Agreement can be lawfully consummated pursuant to the applicable national competition laws of the member states to which the transactions have been referred, (iii) compliance with the Ley Federal de Competencia Economica of Mexico (“Mexico’s Competition Act”), (iv) any additional consents and filings required under any other applicable antitrust or competition law or regulation, except (x) where the failure to obtain any such consent, approval, authorization or action, or to make any such filing or notification, would not prevent or materially delay the consummation by the Seller of the transactions contemplated by this Agreement, (y) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not have a Material Adverse Effect or (z) as may be necessary as a result of any facts or circumstances relating solely to the Buyer or any of its Affiliates, (v) the approval of the New York Department and such consents and filings which may be required under the insurance laws of any state in which the Insurance Companies do business and (vi) as disclosed in Schedule 4.19.

4.20        Intellectual Property and Know-How

(a)           Schedule 4.20(a)(i) lists (i) all Intellectual Property that is the subject of a registration or application for registration, which is currently used exclusively in the Business and that (x) is owned or licensed by the Companies (the “Companies’ Intellectual Property”) or (y) is Separate Intellectual Property and (ii) the record and beneficial owners of all such Companies’ Intellectual Property and Separate Intellectual Property.  The Companies’ Intellectual Property and the Separate Intellectual Property constitute all of the Intellectual Property that is used by the Seller, the Companies or the Asset Selling Subsidiaries exclusively in the Business.  Except as disclosed in Schedule 4.20(a)(ii), (x) the Seller or an Asset Selling Subsidiary, as applicable, owns all right and interest in, and all title to, the Separate Intellectual Property free and clear of any Encumbrances, other than Permitted Restrictions, and (y) the relevant Companies own all rights and interest in, and have all title to, the Companies’ Intellectual Property free and clear of all Encumbrances, other than Permitted Restrictions.

(b)           Except as set forth in Schedule 4.20(b)(i), to the Seller’s Knowledge, there are no facts or circumstances that would render any of the Companies’ Intellectual Property or the Separate Intellectual Property invalid, unenforceable or non-assignable.  Except as disclosed in Schedule 4.20(b)(ii), since 1 January 2004 neither the Seller nor, to the Seller’s Knowledge, any Company or Asset Selling Subsidiary has received a written claim that the Companies’ Intellectual Property or the Separate Intellectual Property is invalid, unenforceable or non-assignable, nor has any such claim been asserted in any pending or, to the Seller’s Knowledge, threatened litigation or proceeding before any Governmental Authority, and none of the Companies’ Intellectual Property or the Separate Intellectual Property is subject to any pending or, to the Seller’s Knowledge, threatened proceedings for infringement, opposition, cancellation or revocation.  All registration or application fees necessary to maintain the Companies’ Intellectual Property and the Separate Intellectual Property have been paid, all necessary renewal applications have been filed and all other material steps necessary for maintenance have been taken, other than such fees, renewal applications and steps the failure of which to pay, file or take would not, in the aggregate, materially adversely affect the value or use of the Companies’ Intellectual Property or the Separate Intellectual Property.

(c)           Except as disclosed in Schedule 4.20(c), the relevant Companies own all right and interest in, and all title to, the Companies’ Know-How free and clear of any Encumbrances other than Permitted Restrictions and the Seller or an Affiliate of the Seller owns all right and interest in, and all title to, all other Know-How used primarily in the Business free and clear of any Encumbrances other than Permitted Restrictions.

(d)           Except as disclosed in Schedule 4.20(d) or as would not, individually or in the aggregate, materially adversely affect the value or use of the Companies’ Know-How since 1 January 2004, the Companies have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of the Companies’ confidential information, including the Companies’ Know-How, and the Seller and its Affiliates have taken all steps that are reasonably necessary to protect all other Know-How used primarily in the Business.

(e)           Except as disclosed in Schedule 4.20(e), to the Seller’s Knowledge, the conduct of the Business as currently conducted does not violate any license or agreement, infringe, misappropriate or otherwise violate any Intellectual Property or Know-How owned by a Third Party.

(f)            To the Seller’s Knowledge, no Person has infringed the Company’s Intellectual Property, the Separate Intellectual Property and/or the Companies’ Know-How rights. (g) Since 1 January 2006, to the Seller’s Knowledge, there have been no material breaches of the Business’s security procedures or any material attempted or successful unauthorized incidents of access, use, disclosure, modification, or destruction of information or interference with systems operations in any information system or database of the Business, including any such breach or incident that required or requires notice to any Third Party.

4.21        Tangible Personal Property

The Seller and the relevant Asset Selling Subsidiaries own, lease or have the legal right to use all of the Tangible Personal Property free and clear of all Encumbrances, except for Permitted Encumbrances.

422         Assets

(a)           Except as set forth in Schedule 4.22(a), each of the Seller, the Asset Selling Subsidiaries and the Companies owns, leases or has the legal right to use all the properties and assets, including the Companies’ Intellectual Property, the Separate Intellectual Property, the Companies’ Know-How, the Know-How of the Seller and its Affiliates, the Owned Real Property, the Leased Real Property and the Tangible Personal Property, used exclusively in the conduct of the Business as currently conducted and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used by the Seller, the Asset Selling Subsidiaries and the Companies exclusively in the conduct of the Business as currently conducted.

(b)           The Assets, together with the rights the Buyer will have under the Ancillary Agreements, constitute (i) all the properties, assets and rights used exclusively in, and (ii) all such properties, assets and rights as are necessary for the continued conduct of, the Business as currently conducted by the Seller, the Companies and the Asset Selling Subsidiaries.

(c)           Except as set forth in Schedule 4.22(c) or disclosed to the Buyer by the Seller prior to the Signing Date, there are no known or anticipated material requirements to make material capital expenditures to allow the Business to continue to operate in the ordinary course of business.

4.23        Compliance with Legal Requirements, Regulatory Reports

(a)           Except with respect to Legal Requirements arising under (i) Environmental Laws (which are the subject of Section 4.18), (ii) Product Registrations (which are the subject of Section 4.24), (iii) employee benefits (which are the subject of Section 4.12), and except as set forth in Schedule 4.23, to the Seller’s Knowledge, the Companies and the Asset Selling Subsidiaries are in material compliance with all Legal Requirements applicable to the conduct of the Business, and since 1 January 2006, to the Seller’s Knowledge, none of the Seller, any Company or any Asset Selling Subsidiary has received written notice from a Governmental Authority of any material violations with respect to Legal Requirements applicable to the ownership or operation of the Business, or any notice that any material facility of the Business is not in material compliance with applicable Legal Requirements or requires any material improvement, modification or alteration in order to lawfully continue any aspect of the operations conducted at the facility.

(b)           Since 1 January 2005, Gerber Life has timely filed all material periodic statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to any Governmental Authority on forms prescribed or permitted thereby (collectively, the “Regulatory Reports”).  The Regulatory Reports complied in all material respects with all applicable Legal Requirements when filed, and no material deficiency has been asserted with respect to any Regulatory Report by any Governmental Authority.

(c)           Except as would not, individually or in the aggregate, have a Material Adverse Effect or would not materially adversely affect the aggregate insurance or reinsurance liability under the Insurance Contracts, (i) all policies of insurance and annuity contracts issued by Gerber Life (collectively, “Insurance Contracts”) that are now in force, and all amendments, applications, brochures, illustrations and certificates pertaining thereto, are, to the extent required under applicable insurance laws and regulations, on forms approved by all applicable Governmental Authorities or which have been filed and not objected to by such Governmental Authorities within the period provided for objection, and such forms comply with applicable insurance laws and regulations and (ii)

all rates of Gerber Life (including rates with respect to Insurance Contracts) that are required to be filed with or approved by any Governmental Authorities have been so filed or approved.

4.24        Business Products

(a)           Prior to the Closing Date, the Seller will deliver to the Buyer a true and complete list of all Product Registrations granted to the Companies and the Asset Selling Subsidiaries in respect of the Business Products, and the jurisdiction in which each such Product Registration was issued or granted.  Except as specified in Schedule 4.24, the Seller, the Companies and the Asset Selling Subsidiaries are the exclusive owners of the Product Registrations and none of them have granted any right of reference with respect thereto to any Third Party.

(b)           The Business has not manufactured or sold a product prior to the Closing Date that will result in a material Product Liability.

4.25        Brokers

Except for Goldman Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon or arising from arrangements made on behalf of the Seller and its Affiliates.  The Seller is solely responsible for any fees, commissions and expenses or other amounts which are or may become payable to Goldman Sachs & Co. in connection with this Agreement.

4.26        Commercial Domicile of Gerber Life; Investment Company

(a)           Gerber Life is not a “commercially domiciled insurer” under the laws of any jurisdiction and is not otherwise treated as domiciled in a jurisdiction, other than the State of New York.

(b)           Gerber Life is not an investment company within the meaning of the Investment Company Act of 1940, as amended.

4.27        Producers

Except as set forth on Schedule 4.27, each insurance producer, managing general underwriter, managing general agent, agent, broker, solicitor and customer representative, including salaried employees of Gerber Life or any of its Affiliates performing the duties of insurance producer, managing general underwriter, managing general agent, agent, broker, solicitor or customer representative with respect to Gerber Life (collectively, “Producers”), at the time such Producer wrote, sold, solicited, negotiated or produced business, or performed such other act that may require a producer’s, solicitor’s, broker’s or other insurance license with respect to Gerber Life, was duly licensed and appointed, where required, as an insurance producer (for the type of business written, sold, solicited, negotiated or produced by such insurance producer, managing general underwriter, managing general agent, agent, broker, solicitor, or customer representative) in the particular jurisdiction in which such Producer wrote, sold, produced, solicited, or serviced such business, as may be required by the various jurisdictions, in each case, with such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

4.28        Extra-Contractual Liabilities

To Seller’s Knowledge, Gerber Life is not subject to any claims or liabilities (other than those arising under the express terms and conditions, and within the limits of the Insurance Contracts, including any liability for punitive, exemplary, special or any other form of extra-contractual damages) relating to any act, error or omission with respect to the marketing, underwriting, production, issuance, cancellation or administration of the Insurance Contracts, or the investigation, defense, settlement or handling of claims, benefits or payments under the Insurance Contracts, in each case, with such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

4.29        Tax Representations Related to the Life Business

(a)           For the taxable period ending on and including the Closing Date and for all prior taxable periods for which the applicable statute of limitations has not expired, Gerber Life is and was a “life insurance company” for purposes of the Code and is and was subject to taxation under Subchapter L of the Code.

(b)           Gerber Life has not agreed to, nor is it required to make, any material adjustment under Section 446(e) or Section 807(f) of the Code (or any analogous provisions of state or local laws).  Gerber Life has not entered into any closing agreement pursuant to Section 7121 of the Code or any other agreement with similar material Tax effect, and has no written requests for rulings, determinations or advice pending with or before any taxing authority.

(c)           To Selle’s Knowledge, the Tax treatment under the Code of any life insurance or annuity contracts included in the Life Business issued or sold before the Closing by Gerber Life or issued after the Closing in response to an application submitted to Gerber Life prior to the Closing (“Pre-Closing Applications”) is in all material respects the same or more favorable to the purchaser, policyholder or intended beneficiaries thereof as the Tax treatment under the Code for which such contracts qualified or purported to qualify at the time of their issuance or purchase.  For purposes of this Section 4.29(c), the provisions of the Code relating to the Tax treatment of such contracts shall include, but not be limited to, Sections 61, 72, 79, 101, 104, 105, 106, 125, 130, 264, 401, 403, 404, 408, 408A, 412, 415, 419, 419A, 457, 501, 505, 817, 818, 1035, 1275, 7702, 7702A and 7702B.

(d)           To Seller’s Knowledge, any annuity contract included in the Life Business issued on or before the Closing by Gerber Life or issued or sold after the Closing in response to a Pre-Closing Application qualifies as an annuity contract under Section 72 of the Code and any life insurance policy included in the Life Business issued before the Closing by Gerber Life or issued or sold after the Closing in response to a Pre-Closing Application  qualifies as a life insurance contract under Section 7702 of the Code.

(e)           To Seller’s Knowledge, any life insurance policy included in the Life Business issued before the Closing by Gerber Life or issued after the Closing in response to a Pre-Closing Application that qualifies as a life insurance contract under the Code avoids modified endowment contract status under Section 7702A of the Code (each, a “MEC”), unless the holder of any such policy has consented in writing to such MEC status.

(f)            To Seller’s Knowledge, any annuity contract (each a “Qualified Contract”) included in the Life Business (A) (1) which has been issued or sold before the Closing or issued or sold after the Closing in response to a Pre-Closing Application as a contract intended to qualify as an individual retirement annuity within the meaning of Section 408(b) of the Code or as a Roth IRA within the meaning of 408(A) of the Code, or (2) which has been issued or sold before the Closing or issued or sold after the Closing in response to a Pre-Closing Application as a contract intended to qualify as an annuity described in Section 403(b) of the Code, qualifies for the benefits associated with such Code section, and (B) issued or sold before the Closing or issued or sold after the Closing in response to a Pre-Closing Application to, or in connection with, a plan described in Section 401(a) of the Code or Section 404(a)(2) of the Code, satisfies in all material respects the requirements of the Code applicable to such contracts.

(g)           To Seller’s Knowledge, Gerber Life has complied in all material respects with all contractual obligations or responsibilities by operation of law with respect to the Life Business for calculating, deducting or accounting for, recording, making and reporting plan or contract loans under Section 72(p) of the Code and minimum required distributions under Sections 401(a), 403(b), 408 or 408A of the Code, or for testing, determining or otherwise ensuring compliance in operation of plans or contracts under Sections 401(a), 403(b) or 408 of the Code, and for otherwise providing administrative services of any nature with respect to any plan or arrangement funded through a Qualified Contract.

(h)           To Seller’s Knowledge, the annuity contracts included in the Life Business issued to or sold before the Closing by Gerber Life or issued after the Closing by Gerber Life in response to a Pre-Closing Application in connection with a plan intended to satisfy the requirements of Section 457 of the Code do satisfy such requirements in all material respects.

5.             REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller, as of the Signing Date and as of the Closing Date, as follows:

5.1          Organization and Authority

The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Switzerland and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements by the Buyer or the Buyer Designated Affiliates, as applicable, the performance by each of them of their respective obligations hereunder and thereunder and the consummation by the Buyer and the Buyer Designated Affiliates of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Buyer and, in the case of the Buyer Designated Affiliates, will have been duly authorized by all requisite corporate action on the part of the Buyer Designated Affiliates as of the Closing.  This Agreement has been, and upon their execution the Ancillary Agreements will have been, duly executed and delivered by the Buyer and the Buyer Designated Affiliates and (assuming due authorization, execution and delivery by the Seller) constitutes, and upon their execution the Ancillary Agreements will constitute, a legal, valid and binding obligation of the Buyer and the Buyer Designated Affiliates enforceable against the Buyer and the Buyer Designated Affiliates in accordance with their respective terms.

5.2          No Conflict

Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 5.3, neither the execution and delivery by the Buyer of this Agreement and by the Buyer and the Buyer Designated Affiliates of the Ancillary Agreements to which the Buyer or each Buyer Designated Affiliate is a party, nor the performance by the Buyer or each Buyer Designated Affiliate of its obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby will (a) result in any breach of any provision of the Buyer’s or each Buyer Designated Affiliates’ respective certificate of incorporation or by-laws (or other similar organizational documents), (b) result in any breach of, or constitute a default under, any contract or judgment to which the Buyer or a Buyer Designated Affiliate is a party or by which it is bound, or (c) violate any applicable Legal Requirement, other than such breaches, defaults or violations which would not, individually or in the aggregate, prevent or materially delay the consummation by the Buyer or the Buyer Designated Affiliates of the transactions contemplated by this Agreement and the Ancillary Agreements.

5.3          Governmental Consents

The execution and delivery of this Agreement by the Buyer do not, and the performance of this Agreement and the Ancillary Agreements by the Buyer and the Buyer Designated Affiliates will not, require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority other than (i) compliance with and filings under the HSR Act, (ii) compliance under the Council Regulation (EC) No. 139/2004, as amended, or the applicable national competition laws of the member states to which the transactions have been referred or notified, (iii) compliance with Mexico’s Competition Act, (iv) any additional consents and filings required under any other applicable antitrust or competition law or regulation, except where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Buyer or any Buyer Designated Affiliate of the transactions contemplated by this Agreement and the Ancillary Agreements, (v) the approval of the New York Department and such consents and filings which may be required under the insurance laws of any state in which the Insurance Companies do business and (vi) as described in Schedule 5.3.

5.4          Financing of the Transactions

The Buyer has and on the Closing Date will have sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement and the Ancillary Agreements or otherwise necessary to consummate the transactions contemplated hereby and thereby.

6.             INDEMNIFICATION

6.1          Indemnification by the Seller

(a)           General Principle:  In the event of any breach of any representation or warranty by the Seller contained in Section 4 of this Agreement, the Seller will indemnify the Buyer, other than indemnification for Taxes (which will be governed solely by Section 6.6), for all losses, costs, damages and expenses (including but not limited to reasonable attorneys’ fees) (each, a “Loss”) suffered by the Buyer and its Affiliates including, from and after the Closing, the Companies, within the limits of this Section 6.1 net of (i) any insurance or other recoveries payable to the Buyer in connection with the facts giving rise to the right of indemnification and (ii) any Tax benefits attributable to the incurrence or payment of the incurred Losses (the “Buyer Incurred Damages”).  The Buyer will use, and will cause each Company to use, commercially reasonable efforts to mitigate any such Buyer Incurred Damages.  Any positive, incidental, special, indirect or consequential damages, and any other action or relief, including a right of rescission or revocation of this Agreement, loss of future revenue or income, or loss of business reputation or opportunity, and any remedies based on a potential breach of a duty to negotiate in good faith (culpa in contrahendo) or based on a theory of material error (Grundlagenirrtum), is expressly excluded.

(b)           De Minimis:  No Buyer Incurred Damages may be claimed by the Buyer or will be reimbursable by the Seller or will be included in calculating the aggregate Buyer Incurred Damages set forth in Section 6.1(c) other than Buyer Incurred Damages in excess of $1,000,000 (the “De Minimis”) resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; provided that the foregoing limitation shall not apply to any Buyer Incurred Damages arising from a breach of the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4 and 4.25.

(c)           Threshold:  The Seller’s liability for indemnification under this Section 6.1, excluding liabilities arising in respect of breaches of Sections 4.18 and 4.24(b), will apply only to Buyer Incurred Damages which, in the aggregate and subject to the De Minimis, exceed $90,000,000 (the “Threshold”) and then only to the extent the amount of such Buyer Incurred Damages exceeds the Threshold in total; provided that the foregoing limitation shall not apply to any Buyer Incurred Damages arising from a breach of the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4 and 4.25.  The Seller’s liability for indemnification under this Section 6.1 arising from breaches of the representations and warranties of the Seller set forth in Sections 4.18 and 4.24(b) will apply only to the Buyer Incurred Damages which, in the aggregate and subject to the De Minimis, exceed $30,000,000 and then only to the extent the amount of such Buyer Incurred Damages exceeds $30,000,000.

(d)           Maximum Recovery:  Notwithstanding anything in this Agreement to the contrary, the Seller’s liability for indemnification under this Section 6.1 will not exceed 30% of the Purchase Price; provided that the foregoing limitation shall not apply to any Buyer Incurred Damages arising from a breach of the representations and warranties set forth in Sections 4.1, 4.2, 4.3 and 4.4.

(e)           Exclusions:  The liability of the Seller under this Section 6.1 will be excluded:

(i)            if and to the extent that the facts or circumstances giving rise to the Buyer Incurred Damages have been fully and fairly disclosed in writing in the documents or other materials contained in the Data Room;

(ii)           if the Seller has, within sixty (60) days following receipt of the Buyer’s notice of the breach of a representation or warranty, remedied such breach; or

(iii)          if and to the extent that the Buyer and/or its Affiliates have been reimbursed for such Buyer Incurred Damages by a Third Party (including reimbursement under any insurance policy net of the amount by which insurance premiums have been increased as a result of the claim);

(iv)          if and to the extent that such Buyer Incurred Damages arise from, or are increased by, the enactment of any new legislation (including Tax legislation), or the amendment of any existing laws or rules (including Tax law) after the Closing Date;

(v)           if and to the extent that such Buyer Incurred Damages arise from, or are increased by, any act or omission by the Buyer or its Affiliates or, following the Closing Date, by the Companies other than in the ordinary course of business; or (vi) if and to the extent that allowance, provision or reserve in respect of any specific Buyer Incurred Damages was made in the Financial Statements, but only up to the amount of such allowance, provision or reserve.

(f)            Subsequent Receipt:  If the Seller reimburses the Buyer or any Company for Buyer Incurred Damages and the Buyer or any Company subsequently recovers from, or is reimbursed by, a Third Party (including any insurer or Tax authority), in whole or in part, for matters related to the same subject matter of such Buyer Incurred Damages, the Buyer will, or will cause the relevant Company to, promptly repay to the Seller the lesser of:

(i)            the amount equal to the amount recovered from such Third Party less any out-of-pocket costs and expenses (including the amount insurance premiums have increased as a result of such claim) incurred by the Buyer or any Company in recovering the same; or

(ii)           the amount paid by the Seller in respect of such claim.

6.2          Indemnification by the Buyer

(a)           General Principle:  In the event of any breach of any representation or warranty by the Buyer contained in Section 5 of this Agreement, the Buyer will indemnify the Seller for all Losses suffered by the Seller within the limits of this Section 6.2 net of (i) any insurance or other recoveries payable to the Seller in connection with the facts giving rise to the right of indemnification and (ii) any Tax benefits attributable to the incurrence or payment of the incurred losses, costs, damages and expenses (the “Seller Incurred Damages”).  The Seller will use and will cause its Affiliates to use commercially reasonable efforts to mitigate any such Seller Incurred Damages.  Any positive, incidental, special, indirect or consequential damages, and any other action or relief, including a right of rescission or revocation of this Agreement, loss of future revenue or income, or loss of business reputation or opportunity, and any remedies based on a potential breach of a duty to negotiate in good faith (culpa in contrahendo) or based on a theory of material error (Grundlagenirrtum), is expressly excluded.

(b)           De Minimis:  No Seller Incurred Damages may be claimed by the Seller or will be reimbursable by the Buyer or will be included in calculating the aggregate Incurred Damages set forth in Section 6.2(c) other than Seller Incurred Damages in excess of the De Minimis resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances.

(c)           Threshold:  The Buyer’s liability for indemnification under this Section 6.2 will apply only to Seller Incurred Damages which, in the aggregate and subject to the De Minimis, exceed the Threshold and then only to the extent the amount of such Seller Incurred Damages exceeds the Threshold in total.

(d)           Maximum Recovery:  Notwithstanding anything in this Agreement to the contrary, the Buyer’s liability for indemnification under this Section 6.2 will not exceed 30% of the Purchase Price.

(e)           Exclusions:  The liability of the Buyer under this Section 6.2 will be excluded:

(i)            if the Buyer has, within sixty (60) days following receipt of the Seller’s notice of the breach of a representation or warranty, remedied such breach;

(ii)           if and to the extent that the Seller and/or its Affiliates have been reimbursed for such Seller Incurred Damages by a Third Party (including reimbursement under any insurance policy net of the amount by which insurance premiums have been increased as a result of the claim); or

(iii)          if and to the extent that such Seller Incurred Damages arise from, or are increased by, the enactment of any new legislation (including Tax legislation), or the amendment of any existing laws or rules (including Tax law) after the Closing Date.

(f)            Subsequent Receipt:  If the Buyer reimburses the Seller for Seller Incurred Damages and the Seller subsequently recovers from or is reimbursed by a Third Party (including any insurer or Tax authority), in whole or in part, for matters related to the same subject matter of such Seller Incurred Damages, the Seller will promptly repay to the Buyer the lesser of:

(i)            the amount equal to the amount recovered from such Third Party less any out-of-pocket costs and expenses (including the amount insurance premiums have increased as a result of such claim) incurred by the Seller in recovering the same; or

(ii)           the amount paid by the Buyer in respect of such claim.

6.3          Survival and Notice of Claims

(a)           The representations and warranties of the parties contained in Section 4 and Section 5 of this Agreement will survive until the eighteenth (18th) month anniversary of the Closing Date; provided, however, that (i) any claim for indemnification arising under or in connection with a breach of a representation or warranty set forth in Sections 4.1, 4.2, 4.3 and 4.4 and 4.13 (i) and (j) and 4.29 will survive until ninety (90) days after the expiration of the applicable statute of limitations, (ii) any claim for indemnification arising under or in connection with a breach of a representation or warranty set forth in Sections 4.18 and 4.24(b) shall survive until the third (3rd) anniversary of the Closing Date and (iii) any claim for indemnification arising under or in connection with a breach of a representation or warranty set forth in Section 4.13 (a) through (h) shall terminate as of the Closing Date, and, provided further, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 6.3 will survive until such claim is finally and fully resolved.  No claim may be asserted nor may any Proceeding be commenced against either party for breach of any representation or warranty contained herein, unless written notice of such claim or Proceeding is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Proceeding on or prior to the date on which the representation or warranty on which such claim or Proceeding is based ceases to survive as set forth in this Section 6.3.

(b)          Subject to Section 6.5, a party seeking indemnification under this Section 6 will give the other party notice of any matter which such indemnified party has determined has given or could give rise to a right of indemnification under this Agreement, within sixty (60) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.  The failure to provide such notice within the specified time period shall not relieve the indemnifying party of any obligation in respect of the claim except to the extent that the indemnifying party shall have been prejudiced thereby.

6.4          Remedies

The Buyer and the Seller acknowledge and agree that (i) following the Closing, the indemnification provisions of Section 6.1 and Section 6.2 (and with respect to Taxes, Section 6.6) will be the sole and exclusive remedies of the Buyer and the Seller for any breach by the other party of the representations and warranties in this Agreement, and (ii) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein will give rise to any right on the part of the Buyer or the Seller, after the Closing, to rescind this Agreement or any of the transactions contemplated hereby.  Each party hereto will take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.

6.5          Third Party Claims

(a)           If any claim is made against the Companies, the Seller, the Selling Subsidiaries or the Buyer that, if sustained, would give rise to indemnification under Sections 6.1 or 6.2 of this Agreement, the Seller or the Buyer, as the case may be (the “Indemnified Party”), will promptly notify the other party (the “Indemnifying Party”) in writing of the claim and will afford the Indemnifying Party, or its designee, the opportunity to defend or to settle the claim at the Indemnifying Party’s sole expense.  The Indemnifying Party will have the right to defend or, subject to clause (b) below, settle, at its own expense and with counsel of its choice, any such matter involving the asserted liability of the Indemnified Party, if the Indemnifying Party promptly gives written notice of its intention to do so to the Indemnified Party.

(b)          In the event that the Indemnifying Party exercises the right to undertake any such defense against any Third Party claim as provided above, the Indemnified Party may participate in such defense at its own expense.  The Indemnified Party will cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party.  Similarly, in the event that the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party claim, the Indemnifying Party will cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably requested by the Indemnified Party.  No such Third Party claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party unless such settlement provides for a full and unconditional release of the Indemnified Party.  If the Indemnifying Party elects to direct the defense of any such Third Party claim, the Indemnified Party will not pay, or permit to be paid, any part of such Third Party claim unless the Indemnifying Party consents in writing to such payment, or unless the Indemnifying Party withdraws from the defense of such Third Party claim or unless a final judgment, from which no appeal may be taken by or on behalf of the Indemnifying Party, is entered against the Indemnified Party for such Third Party claim.

6.6          Tax Indemnification

The rights and obligations of the parties with respect to indemnification for any and all Taxes will be governed solely by this Section 6.6.

(a)           General Principle:  Subject to the provisions of this Section 6.6, the Seller will indemnify the Buyer for Excluded Taxes, net of any Tax benefits attributable to the incurrence or payment of such Taxes, and the Buyer shall be responsible for all other Taxes relating to the Companies, the Purchased Assets and the Business.

(b)          Allocation:  With respect to any Tax that is payable with respect to a Straddle Period, the amount of such Tax allocable to the Pre-Closing Period will be deemed equal to the Tax that would be payable if the taxable period ended at the close of business on the Closing Date; provided, however, that, in the case of a Tax imposed on a periodic basis and measured by the level of any item (such as a capital Tax), the amount of such Tax allocable to the Pre-Closing Period will be determined by multiplying the Tax by a fraction the numerator of which is the number of calendar days in the portion of the period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire taxable period.

(c)           Exclusions:  Notwithstanding anything to the contrary herein, the liability of the Seller to indemnify for Excluded Taxes under this Section 6.6 will not apply if and to the extent that such Taxes arise from or are increased by any act or omission by the Buyer or its Affiliates, or following the Closing Date, by any Company other than in the ordinary course of business, or to the extent that, as of the Closing Date, such Taxes have been properly collected or withheld in accordance with applicable law but not yet remitted to the relevant Governmental Authority.

(d)          Survival/Exclusivity:  The obligation of the Seller to indemnify the Buyer for Excluded Taxes under this Section 6.6 will terminate on the date which is ninety (90) days after the expiration of the statute of limitations with respect to such Taxes.

(e)           Indemnification payments by the Seller of any Taxes due under this Section 6.6 will be made within thirty (30) days following written notice by the Buyer that payment of any amounts to the appropriate Governmental Authority is due, provided that the Seller will not be required to make any payment earlier than two (2) days before such Taxes are due to the appropriate Governmental Authority.  Upon request by the Seller, the Buyer will deliver to the Seller reasonable documentary evidence that such Taxes are due and payable.  In the case of any Tax that is contested in accordance with the provisions of Section 6.8, payment of such Tax to the appropriate Governmental Authority will be considered due no earlier than the date a final determination to such effect is made by the appropriate Governmental Authority or a court of proper jurisdiction.

6.7          Tax Refunds

The Seller will be entitled to any Tax refund, credit or similar benefit relating to the Companies, the Purchased Assets or the Business for any Pre-Closing Period (including, for the avoidance of doubt, any such credit relating to a Pre-Closing Period obtained through a reduction in Tax liability for a taxable period ending after the Closing Date).  If the Buyer or any of its Affiliates or, following the Closing, any Company receives any such refund or credit, the Buyer will pay to the Seller (or cause to be paid to the Seller) the amount of such refund or credit within five (5) Business Days of the earlier of receipt or entitlement thereto.  The Buyer will, if the Seller so requests and at the Seller’s expense, file (or cause to be filed) a claim for any Tax refunds or Tax credits that are allocable to the Seller hereunder.

6.8          Tax Contests

(a)           After the Closing, the Buyer will promptly notify the Seller in writing of the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Buyer or any Company, which if determined adversely to the taxpayer or after the lapse of time, would be grounds for indemnification by the Seller under Section 6.6.  Such notice will contain factual information (to the extent known to the Buyer) describing the asserted Tax liability in reasonable detail and will include copies of any notice or other document received from the relevant taxing authority in respect of any such asserted Tax liability.  If the Buyer fails to give the Seller prompt notice of an asserted Tax liability, then (i) if the Seller is precluded by the failure to give prompt notice from contesting the asserted Tax liability in both the administrative and judicial forums, the Seller will not have any obligation to indemnify for any loss arising out of such asserted Tax liability, and (ii) if the Seller is not so precluded from contesting but such failure to give prompt notice results in a detriment to the Seller, any amount by which the Seller is otherwise required to indemnify the Buyer with respect to such liability will be reduced by the amount of such detriment.

(b)          The Seller may elect to direct, through counsel of its own choosing and at its own expense, any audit, claim for refund and administrative or judicial proceeding involving any asserted Tax liability with respect to which indemnity may be sought by the Buyer (a “Contest”).  If the Seller elects to direct the Contest of an asserted Tax liability, the Seller will, within ten (10) Business Days of receipt of the notice of asserted Tax liability, notify the Buyer of its intent to do so, and the Buyer will cooperate and will cause any Company, as the case may be, to cooperate, at the Seller’s expense, in each phase of such Contest.  The Seller may not settle or compromise any claim that would reasonably be expected to result in additional material Taxes for the account of the Buyer or its Affiliates for a post-Closing Period without the prior consent of the Buyer (which consent will not be unreasonably withheld or delayed).  If the Seller does not elect to direct the Contest, the Buyer may assume control of the Contest; provided, however, that the Buyer may not settle or compromise any asserted Tax liability without the prior written consent of the Seller (which consent will not be unreasonably withheld or delayed).

6.9          Tax Returns and Payments

From and after the Closing, the Buyer will prepare and file or otherwise furnish to the appropriate party (or cause to be prepared and filed or so furnished) in a timely manner all Tax Returns relating to the Companies and the Purchased Assets, except for (i) income and similar Tax Returns of the Asset Selling Subsidiaries, and (ii) Tax Returns for which any Company joins in filing on a consolidated, combined, unitary or similar basis with the Seller or any of its Affiliates (other than a Company) for a taxable period ending on or prior to, or including, the Closing Date.  Tax Returns filed by the Buyer for any Pre-Closing Period or Straddle Period will, to the extent permitted by law, be prepared in a manner consistent with past practices employed by the Seller with respect to the Companies and the Purchased Assets.  The Buyer and the Seller will consult with each other prior to filing any material Tax Returns for a Pre-Closing Period or Straddle Period.  With respect to any Tax Return required to be filed with respect to any Company or the Purchased Assets after the Closing Date, and as to which an Excluded Tax is allocable to the Seller, the Buyer will provide the Seller with a copy of such completed Tax Return and a statement indicating the amount of Tax shown on such Tax Return that is allocable to the Seller at least twenty (20) days prior to the due date (including any extension thereof) for the filing of such Tax Return, and the Seller will have the ability to review and comment on such Tax Return and statement prior to the filing of such Tax Return.  The Seller and the Buyer will, in any event, consult with each other and attempt in good faith to resolve any issues arising from the Seller’s review of any such Tax Return and statement prepared by the Buyer.

6.10        Treatment of Indemnity Payments

The Seller and the Buyer agree to treat all payments made under the indemnity provisions of this Agreement, and for any misrepresentations or breaches of warranties or covenants, as adjustments to the Purchase Price.

6.11        No Duplicative Adjustments

Notwithstanding anything to the contrary contained in this Agreement, to the extent that an adjustment has been made to the Purchase Price or any other payments are made hereunder in respect of any matter relating to or arising out of this Agreement, such matter will, to the extent of such adjustment or other payment, not constitute a breach of any representation, warranty, covenant or agreement contained herein, and the Buyer will not be entitled to any indemnification with respect thereto.

6.12        Actions on the Closing Date

After the Closing, the Buyer shall not permit any Company (or any direct or indirect Subsidiary of a Company) that is a U.S. corporation to engage in any activity on the Closing Date outside the ordinary course of business which could result in an adverse tax consequence to the Seller.

7.             OTHER COVENANTS OF THE PARTIES

7.1          Access to Information Prior to the Closing Date

From the Signing Date until the Closing Date, upon reasonable notice, the Seller will, and will cause each Selling Subsidiary, Company and each of their respective officers, employees and other representatives, (i) to afford the Buyer and its representatives reasonable access, during normal business hours, to the offices, properties and books and records of each Company and (ii) to furnish to the representatives of the Buyer such additional information regarding the Companies, and the Business as the Buyer and its representatives may from time to time reasonably request; provided, however, that such investigation will be made upon reasonable notice, during normal business hours, and in a manner that will not unreasonably interfere with the conduct of the business of the Seller, the Selling Subsidiaries, the Companies or the Business, and will not include any right by the Buyer or its representatives to investigate or collect any samples of air, surface water, groundwater or soil at or from such properties.  Notwithstanding anything to the contrary in this Agreement, the Seller will not be required to disclose any information to the Buyer if such disclosure would, in the Seller’s sole discretion, (i) cause significant competitive harm to the Business if the transactions contemplated hereby are not consummated, (ii) jeopardize any attorney-client privilege or other legal privilege or (iii) contravene any applicable Legal Requirement, fiduciary duty or binding agreement entered into prior to the Signing Date.

7.2          Access to Information After the Closing Date

Each party agrees that it will cooperate with and make available (including the right to make, at the requesting party’s expense, photocopies) to the other party, during normal business hours, all books and records and information (without substantial disruption of their respective businesses) retained and remaining in existence after the Closing Date relating to the Companies, the Purchased Assets, the Assumed Liabilities or the conduct of the Business prior to the Closing Date.  Such cooperation and information will include providing copies of, among other things, relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Tax authorities.  Each party will make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder.  Each party will retain all books and records relating to the Business and each Company for a period ending after the Closing Date until the earlier of (i) the applicable period specified in such party’s document retention policy or Tax law, or (ii) ten (10) years following the Closing Date; provided, however, that if either party decides to destroy any such books and records prior to the tenth (10th) anniversary of the Closing Date, such party will notify the other at least ninety (90) calendar days in advance of destroying any such books and records in order to provide the other party the opportunity, at such party’s cost and expense, to access (in accordance with this Section 7.2) and remove and retain all or any part of such books and records as such party may select.  Any information obtained hereunder will be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.  The party requesting any such information will bear all reasonable out-of-pocket costs and expenses (including but not limited to reasonable attorneys’ fees, but excluding reimbursement for salaries and employee benefits) incurred in connection with providing such information.

7.3          Investigation

(a)           The Buyer acknowledges and agrees that it has made its own inquiry and investigation and has formed an independent judgment concerning the Companies, the Purchased Assets, the Assumed Liabilities and the Business.

(b)          In connection with the Buyer’s investigation of the Companies, the Purchased Assets, the Assumed Liabilities and the Business, the Buyer has received from the Seller certain projections, forecasts and other planning and budget information for the Business.  The Buyer acknowledges that there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, that the Buyer is familiar with such uncertainties, that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that the Buyer will not assert any claim against the Seller and/or any entity which is part of the Business and/or any of their employees or agents, respectively, or hold any such entities and/or Persons liable with respect thereto.

(c)           The Buyer acknowledges and agrees that, except for the representations and warranties contained in this Agreement, the Seller does not make any other representations or give any other warranties, express or implied.

7.4          Employee and Related Matters

(a)           (i) Offer of Employment; Continuation of Employment; Credited Service. The transfer of employment of all Business Employees who are covered by the Directive shall be governed by the Directive.  To the extent that the employment relationship of a Business Employee does not transfer by operation of applicable Legal Requirements, including the Directive as of the Closing Date, the Buyer will, or will cause a Buyer Designated Affiliate to, offer each of the Business Employees an employment position (or, in the case of the Companies, continued employment) that is suitable and appropriate for such employee’s level of qualification and substantially equivalent to their current employment role and purpose.  Each such Business Employee who accepts such offer of employment (or continued employment) and commences or continues such employment, and all Business Employees whose employment transfers automatically to the Buyer or a Buyer Designated Affiliate, is referred to in this Agreement as a “Transferred Employee.”  The Transferred Employees are intended to be transferred with the Business.  For any Transferred Employee, the date such employment shall be transferred (the “Employment Transfer Date”) shall be 12:01 a.m. on the day immediately following the Closing Date.  In the event that the Companies have any employees who are not Business Employees (e.g., an employee seconded to an Affiliate), the Seller and the Companies shall take all commercially reasonable steps necessary for such employees to be transferred to the Seller or its Subsidiaries (other than the Companies) on or prior to the Closing Date, and on and after the Closing Date, the Seller and its Subsidiaries shall hold the Buyer and its Affiliates (including the Companies) harmless from all future Liabilities and responsibilities with respect to such employees.

(ii) Shared Services Employees. Upon termination of the shared service, either prior to or post-Closing, the Seller shall be entitled to cause Gerber Products to transfer to the Seller or its designated Affiliate those Shared Services Employees (other than any such employee whose primary work duties involve the administration of, or who has critical, unique knowledge with respect to, Transferred Plans) reasonably designated by the Seller who perform services primarily for businesses other than the Business, and provided that, subject to the next sentence, the Shared Services Employees to be retained by the Business shall include employees with sufficient knowledge, experience and skill to permit the Business to be operated in a manner consistent with its prior practice (“Retained Shared Services Employees”).  Notwithstanding the foregoing, (i) the Seller shall make transferred Shared Services Employees available to the Business for a period of time sufficient to permit such employee to transfer sufficient knowledge to another person providing service to the Business and (ii) the total number of the Shared Services Employees to be transferred in any functional area or geographic region shall in no event exceed the numbers reflected on Schedule 7.4(a)(ii). Prior to transferring any such Shared Services Employees, the Seller shall consult with the Buyer.

(b)          Transferred Plans; Cessation of Coverage under Novartis Plans; Service Credit.

(i)            Transferred Plans.  Unless otherwise set forth on Schedule 7.4(b), or as otherwise provided in this Section 7.4, the Transferred Plans shall include only those Business Employee Plans that are currently sponsored by the Companies or their respective Subsidiaries (so that the Companies or their respective Subsidiaries are the entities with the authority to amend such Plans and the obligation to provide benefits under such Plans), and cover only Business Employees and no Novartis Plans which cover other employees or which are group-wide (or other employees on the payroll of the Business) shall be Transferred Plans and the Transferred Plans shall not include any stock, stock options, stock appreciation rights or other equity or equity-based Plans, such as the Novartis Corporation 2001 Stock Incentive Plan for North American Employees. In jurisdictions in which, under applicable Legal Requirements (including, without limitation, the Directive) or existing agreements, it is required that any Business Employee Plan (including without limitation, any pension, retirement plans or retiree medical plan) or any portion thereof (including any Liabilities to any Transferred Employee or group of Transferred Employees) be retained by (or transferred to) the Companies, the Buyer or any of its other Subsidiaries (including by virtue of any election available to the Transferred Employees under applicable Legal Requirements or existing agreements), then, to the extent so required, such Business Employee Plan, or portion thereof, shall constitute a Transferred Plan.

(ii)           Plan Assets.  Other than as with respect to Transferred Plans subject to Section 7.4(k)(i) and 7.4(l), in all cases in which any Transferred Plan is retained by (or transferred to) the Companies or any of their Subsidiaries, the assets related to such Transferred Plan shall also be transferred (or retained) along with such Transferred Plan and such related assets shall include, to the extent reasonably practicable (and in any event to the extent required by applicable Legal Requirements), all insurance policies, trust funds, or other funding media or funding arrangements related to the benefits being transferred, and to the extent required by applicable Legal Requirements or relevant governing documents, any reserves (whether or not allocated). Other than as with respect to Transferred Plans subject to Section 7.04(k)(i) and 7.04(l), any transfers of assets hereunder out of any reserves, trust funds, or other funding media or funding arrangements of a Novartis Plan will be made in cash or property reasonably acceptable to the Buyer and shall not be less than either the amount required by applicable Legal Requirements, or with respect to a (i) funded defined benefit pension plan, the unfunded liability of which was not properly disclosed on the most recent balance sheet included in the Financial Statements, the Defined Benefit Obligation determined under International Accounting Standard 19 (“IAS 19 DBO”) and related International Financial Reporting Standards, or (ii) a funded defined contribution pension plan, all vested and unvested balances for each Transferred Employee, including all earned and unpaid matching, supplemental, and/or profit sharing contributions due to such employees through the Closing Date.  For this purpose, the IAS 19 DBO shall be determined using assumptions and methodologies consistent with those utilized in the report issued by Watson Wyatt and customary and reasonable with respect to each Transferred Plan involved, provided however, that such IAS 19 DBO shall be determined assuming, to the extent relevant, that a buyer would provide to Transferred Employees a benefit plan of the same design and benefit level as the Business Employee Plan involved.

(iii)          Steps to Assume or Retain Plans.  Effective as of the Closing, the Buyer shall, or shall cause its Subsidiaries to, adopt, assume or retain (as applicable) and honor in accordance with their existing terms (but subject to the right of Buyer and its Subsidiaries to amend them) all Transferred Plans and take all actions required to effect such adoption, assumption or retention and the Seller shall, or shall cause its Subsidiaries to, adopt, assume or retain (as applicable) and honor in accordance with their existing terms (but subject to the right of Seller and its Subsidiaries to amend them) all Business Employee Plans which are not Transferred Plans and take all actions required to effect such adoption, assumption or retention.

(iv)          Cessation of Coverage under Novartis Plans; Service Credit.  As of the Closing Date, the only Business Employee Plans which shall be sponsored or maintained by the Buyer or its Affiliates (including the Companies) shall be the Transferred Plans.  At the Employment Transfer Date, each Transferred Employee will cease to be an active participant under any Novartis Plans, and each Company and Company Subsidiary shall formally terminate its participation in and sponsorship of each Novartis Plan that is not a Transferred Plan, except as may be provided pursuant to an applicable Benefits Transition Agreement and except for the Transferred Plans.  Each Transferred Employee will receive credit for services with the Seller, the Selling Subsidiaries and the Companies and their Affiliates and predecessors under the Buyer’s Plans in which each such Transferred Employee participates for purposes of eligibility and vesting (but not for purposes of benefit accrual, except for (i) severance benefits or (ii) to the extent required by applicable Legal Requirements) to the same or similar extent as such Transferred Employee was entitled immediately prior to the Closing to credit for such service under the corresponding Plans of the Seller, the Selling Subsidiaries and the Companies and their Affiliates and predecessors; provided, however, that in no event will such credit result in the duplication of benefits or the funding thereof.

(c)           Continuation of Benefits.  For a period of not less than two (2) years from the Closing Date (the “Continuation Period”), the Buyer will, or will cause the Buyer Designated Affiliates to, provide to each Transferred Employee starting on his or her Employment Transfer Date, salary or wages, opportunities for commission, bonuses, incentive compensation and employee benefits (including pension benefits) that are of not less than economically similar value, in the aggregate, to those paid or provided to such Transferred Employee immediately prior to the Closing, but disregarding any special bonus or incentive payments made to any Transferred Employees in connection with the transactions contemplated by this Agreement.  The provision of any such employee benefits (including pension benefits) shall be, at the option of the Buyer, through arrangements operated by the Companies, the Transferred Plans or other arrangements maintained or adopted by the Buyer or the Buyer Designated Affiliates.  The transfer to, or retention by, the Companies, the Buyer or any of its Subsidiaries of any Transferred Plan, and any related transfer of assets and liabilities, shall conform with Legal Requirements, including the Directive, as applicable.  Nothing in this Agreement shall be construed as requiring the Buyer or the Buyer Designated Affiliates to make an offer of employment on any basis other than an employment-at-will basis where applicable, or to continue to employ any Transferred Employee for any particular period after the Closing Date, except as may be provided in the employment agreements listed in Schedule 7.4(c).

Notwithstanding any provision of this Agreement to the contrary, the terms of this Section 7.4 are not intended to, and do not, constitute (A) an amendment to any Transferred Plan or any Plan of Buyer or Seller or their respective Affiliates, (B) a promise or commitment to any current or former participants under any Transferred Plan or any Plan of Buyer or Seller or their respective Affiliates, (C) the establishment of any new Plan, (D) a commitment to provide or continue any benefits under any Plan, or (E) a limitation on the authority of Seller, Buyer or any of their respective Affiliates to amend or terminate any Transferred Plan.

(d)          Allocation of Responsibility. The Buyer or a Buyer Designated Affiliate will perform and discharge for its own account all salaries and wages for services by a Transferred Employee on and after the Closing Date (or if later the Employment Transfer Date for such Transferred Employee), and all contributions due under the Transferred Plans or any Plans which it or they extend to the Transferred Employees.  On and after the Closing Date, the Seller and its Subsidiaries shall hold the Buyer and its Affiliates (including the Companies) harmless from all past, present or future Liabilities and responsibilities with respect to all Business Employee Plans, except for the Transferred Plans and except as may otherwise be provided in an applicable Benefits Transition Agreement.

(e)           Vesting.  Effective as of the Closing Date, the Seller and its Subsidiaries shall amend any Business Employee Plan which is not a Transferred Plan and which provides pension, retirement, retirement savings or similar benefits, to the extent necessary to fully vest the Transferred Employees in such benefits.

(f)           Consent to Transfer of Employment.

(i)            Where, pursuant to any applicable Legal Requirement (which, for the purpose of this clause, shall not include the Directive), express consent to the transfer of the employment of a Business Employee to the Buyer or a Buyer Designated Affiliate is required of any Business Employees, the Seller shall seek to obtain such consent after the signing of this Agreement and prior to the Closing Date.  Where such consent is obtained, the Seller or the applicable Asset Selling Subsidiary shall release such Transferred Employees from their employment with the Seller or the Asset Selling Subsidiary, as applicable, as of the Closing Date and the Buyer will, or will cause a Buyer Designated Affiliate to, offer each such Business Employee an employment position that is suitable and appropriate for such employee’s level of qualification and substantially equivalent to their current employment role and purpose.

(ii)           In the event that a Business Employee whose employment is covered by any applicable Legal Requirement (which, for the purpose of this clause (f)(ii), shall not include the Directive) does not consent (if consent is required pursuant to such applicable Legal Requirement) to the transfer of his or her employment to the Buyer or a Buyer Designated Affiliate, the Seller shall (a) retain such Business Employee in the Seller’s employ or in the employ of an Affiliate of the Seller, (b) be responsible for all costs resulting from such continued employment, and (c) indemnify and hold harmless the Buyer in respect of the same.

(iii)          In the case of automatic transfers of Business Employees covered by the Directive, the Seller shall grant the Transferred Employees such time period, if any, as may be provided under the Directive (such time period to start as provided under the Directive) to decline the transfer of their employment to the Buyer or the applicable Buyer Designated Affiliate.  If any such Business Employee declines to be transferred to the Buyer or the relevant Buyer Designated Affiliate, the legal consequences shall be those provided for under the Directive.

(g)          Labor Disputes.  The Seller and its Subsidiaries shall use commercially reasonable efforts to conduct themselves with respect to the Transferred Employees in any respect so as to avoid any labor dispute, dispute with works councils, unions and the like.  The Seller and the Asset Selling Subsidiaries and the Buyer and the Buyer Designated Affiliates shall, where required by the Directive or other applicable Legal Requirements, or in accordance with the provisions of any collective bargaining agreement, inform and consult with employees, trade unions, works councils or other employee representatives regarding the contemplated transfers and fulfill any obligations to notify and/or obtain any consent from any relevant Governmental Authority or other person in respect of the contemplated transfers of the Transferred Employees.

(h)          Employee Information.  Prior to the Closing Date, the Seller shall deliver to the Buyer a schedule that lists for each Business Employee with an annual base salary in excess of $250,000, including each employee on leave of absence: (i) name; (ii) employer; (iii) years of service; (iv) job title; and (v) current base salary or hourly wage, except where the furnishing of such information would result in a violation of applicable Legal Requirements, in which case such information shall be furnished to the Buyer when authorized under applicable Legal Requirements and the Seller shall use commercially reasonable efforts to provide the Buyer with any other information reasonably necessary to effectuate the orderly transition of the Transferred Employees from the Seller to the Buyer.

(i)            Works Council Consultation.  The provisions of this Section 7.4 shall, where applicable, be subject to completion of the mandatory employee and works council consultation procedures in accordance with applicable Legal Requirements.

(j)            Cooperation.  Following the date of this Agreement, the Seller and the Buyer shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 7.4, including exchanging information and data relating to workers compensation, employee benefits and employee benefit plan coverages (except to the extent prohibited by applicable Legal Requirements), and in obtaining any governmental approvals required hereunder; provided that Seller shall not be obligated to provide any data relating to benefits provided to persons who are neither current or former Business Employees nor covered by any Transferred Plan.  Without limiting the foregoing, the Buyer and the Seller agree to cooperate fully and to use all commercially reasonable efforts to permit the Buyer to establish by the Closing all Plans necessary for it to provide the level of benefits from and after the Closing required by this Section 7.4.  If in any jurisdiction it is impracticable for the Buyer, using commercially reasonable efforts, to establish one or more Plans by the Closing Date, the Seller shall make available transition benefit coverage under such Plans as the Buyer may request with respect to that jurisdiction for a period of time not in excess of the greater of 6 months after the date that the information with respect to the Business Employee Plans is made available to the Buyer in accordance with Section 4.12(b) or the end of the calendar year that includes the Closing Date pursuant to an agreement on terms similar to the Transition Services Agreement (a “Benefits Transition Agreement”), it being understood and agreed that the Buyer shall reimburse the Seller for one hundred percent (100%) of the cost for services and benefits (including costs and expenses of obtaining actuarial calculations and funding for past services, if applicable) provided pursuant to the Benefits Transition Agreement from the Closing until the date that is six (6) months following the Signing Date (if the Closing has occurred prior to such six (6) month anniversary) and thereafter at one hundred fifteen percent (115%) of such cost; provided that notwithstanding the foregoing, in no event shall Seller be obligated to take any action that would give rise to a multiple employer plan or violation of any applicable Legal Requirement.

(k)           Special U.S. Provisions.

(i)            U.S. Tax-Qualified Pension Plan.  (A) As soon as practicable after the Closing but in no event later than the Transfer Date, the Buyer shall have in effect a defined benefit pension plan (the “Buyer Pension Plan”) that shall provide benefits to Transferred Employees and former employees of the Business who are participants, whether active (regardless of whether benefits for such employees have been frozen), deferred or retired (“Transferred Participants”) in the Pension Plan for Salaried Employees of Novartis Corporation (the “Seller Pension Plan”) that are the same as those provided by the Seller Pension Plan immediately prior to the Closing.  The Buyer Pension Plan is intended to be qualified under Section 401(a) of the Code and the trust which is a part of such plan is intended to be exempt from tax under Section 501(a) of the Code.  Each Transferred Participant participating in the Seller Pension Plan as of the Transfer Date shall become a participant in the Buyer Pension Plan as of the Transfer Date.  To the extent necessary to comply with Legal Requirements, the Buyer Pension Plan and the trust that is a part of such plan (and any successor to such plan and/or trust) shall provide (1) that with respect to assets transferred to the Buyer Pension Plan from the Seller Pension Plan, such assets shall be held by the trust that is a part of the Buyer Pension Plan for the exclusive benefit of the participants in such plan, (2) that the accrued benefits as of the Closing Date of each Transferred Participant may not be decreased by amendment or otherwise and (3) that each Transferred Participant shall have the right to receive his or her benefit accrued through the Closing Date under the Seller Pension Plan in any optional form provided under the Seller Pension Plan.

(B)           Subject to the provisions of Section 7.4(k)(i)(C), as soon as practicable following the Closing Date, the Seller shall cause to be transferred to a trust established by the Buyer as part of the Buyer Pension Plan an amount of cash or assets, or a combination thereof (the “Transfer Amount”), calculated as of a date that is on or about the date such transfer is effected (the “Transfer Date”) required to satisfy the obligations, liabilities and commitments of the Seller and its Affiliates and the Seller Pension Plan with respect to the Transferred Participants under the Seller Pension Plan.  Such required amount of cash or assets shall be determined by an enrolled actuary designated by the Seller (“Seller’s Actuary”) in accordance with Section 414(l) of the Code (including the safe harbor PBGC assumptions and methodology as of the Closing Date).  The amount expressly called for to be transferred pursuant to this Section 7.4(k)(i)(B) shall be adjusted to the extent necessary to satisfy Section 414(l) of the Code as well as Section 4044 of ERISA.  Seller shall provide

Buyer, or shall cause Seller’s Actuary to provide, reasonable assurances as to the accuracy of the calculations under Section 4044 of ERISA by Seller’s Actuary.

(C)           Notwithstanding the foregoing, no transfer shall be made until such time as (1) the Seller has been provided evidence reasonably satisfactory to the Seller that the Buyer has established a trust as part of the Buyer Pension Plan and that the Buyer Pension Plan satisfies the requirements for a qualified plan under Section 401(a) of the Code and that such trust is exempt from tax under Section 501(a) of the Code, (2) the Seller and the Buyer have received any other required governmental approvals and (3) 30 days have elapsed from the filing of Form 5310-A with respect to the transfer.  Unless the Seller and the Buyer agree otherwise, the transfer of assets from the Seller Pension Plan to the Buyer Pension Plan shall occur on the last business day of a month.  Seller’s Actuary shall be responsible for the required actuarial certification under Section 414(l) of the Code.  As of the Closing, the Buyer shall assume all liabilities with respect to benefits to be transferred pursuant to this Section 7.4(k)(i).

(D)          The Buyer shall use its reasonable best efforts to qualify the Buyer Pension Plan under Section 401(a) of the Code, and the Buyer and the Seller shall reasonably cooperate to make any and all filings and submissions to the appropriate governmental agencies required to be made by the Seller or the Buyer as are appropriate in effectuating the provisions of this Section 7.4(k)(i)(D) (including (x) IRS Forms 5310-A in respect of the transfers of assets and (y) in the event that the transactions contemplated by this Agreement constitute a “reportable event” (within the meaning of Section 4043 of ERISA) for which the 30-day notice has not been waived, timely notification of the PBGC and filing of all reports required in connection therewith).

(E)           In the event the difference between the Transfer Amount and the amount of liabilities under the Seller Pension Plan in respect of Transferred Participants as of the Transfer Date, calculated in a manner consistent with International Accounting Standard 19, using the assumptions contained in, and underlying, the Watson Wyatt Report (the “Base Amount”) is negative by more than $3,000,000, within five (5) Business Days following the Transfer Date, the Seller shall pay the Buyer the amount of such difference less $3,000,000. In the event the difference between (i) the Transfer Amount plus $3,000,000 and (ii) the Base Amount is positive, within five (5) Business Days following the Transfer Date, the Buyer shall pay the Seller the amount of such difference.

(ii)           Rollovers to U.S. Tax-Qualified Savings/401(k) Plan.  As soon as practicable after the Closing Date, and subject to its determination that any applicable Legal Requirements are satisfied, the Buyer shall cause one or more tax-qualified defined contribution plans (each, a “Buyer 401(k)

Plan”) established or maintained by it or one or more of its Subsidiaries to commence accepting eligible rollover distributions (as defined in Section 402(c)(4) of the Code) from United States-based Transferred Employees with respect to any account balances distributable to them on or after the Closing Date by a Novartis Plan which is a tax-qualified plan.  Each Buyer 401(k) Plan shall accept rollovers of outstanding loans from United States-based Transferred Employees.  The distribution and rollover described herein shall comply with applicable Legal Requirements and each party shall make all filings and take any actions required of such party under applicable Legal Requirements in connection therewith.

(iii)          Post-Retirement Medical Benefits.  Notwithstanding the provisions Section 7.4(b)(iv) of this Agreement to the contrary, with respect to U.S.-Based Transferred Employees who as of the Closing Date are covered by a post-retirement medical benefit plan and are not yet eligible for benefits under such plan but who would be eligible for such benefits with an additional two years of service credit, such Transferred Employees’ service with Buyer or an Affiliate of Buyer during the Continuation Period shall count for purposes of determining eligibility for post-retirement medical benefits to be provided to Transferred Employees based on the same eligibility criteria that applied with respect to such benefits immediately before the Closing Date, and upon attaining eligibility such Transferred Employees shall be eligible to receive levels of post-retirement medical benefit no less favorable than those provided to Transferred Employees generally.

(l)            Special Brazil Provisions.  The account balances and benefit liabilities of the Previ Novartis Plan A and Previ Novartis Plan D with respect to Transferred Employees and former employees of the Business shall transfer to the Buyer.

7.5          Insurance

Effective as of 23:59 CET on the Closing Date, the Companies, the Purchased Assets and, except as provided under Section 7.4, the Transferred Employees will cease to be insured by the insurance policies, binders of insurance, programs of self-insurance or similar arrangement maintained by the Seller and its Affiliates (the “Seller Insurance”).  From and after the Closing, the Buyer undertakes to obtain and maintain effective insurance policies or binders of insurance, programs of self-insurance or similar arrangements with respect to the Companies, the Purchased Assets and the Transferred Employees.  With respect to the Seller Insurance coverage written on an “occurrence basis”, the Seller will have no liability for occurrences which take place on or after 23:59 CET on the Closing Date.  With respect to the Seller Insurance coverage written on a “claims made basis”, the Seller will have no liability for claims made after 23:59 CET on the Closing Date.

7.6          Further Action

(a)           Each of the parties to this Agreement will execute and deliver such documents and other papers, and, subject to Section 7.7, shall take such further actions and do or cause to be done all things necessary, proper or advisable under applicable Legal Requirements, as may be reasonably required to carry out the provisions hereof and to give effect to the transactions contemplated hereby and by the Ancillary Agreements.

(b)          The Seller and the Buyer will, and the Seller will cause the Companies and the Selling Subsidiaries to, undertake to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceedings in order to safeguard their interests vis-à-vis Third Parties.

(c)           During the period between the Signing Date and the Closing Date, the Seller and the Buyer, subject to Section 7.7, will use all commercially reasonable efforts to take, or to cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Legal Requirements, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement, including to cause the Companies and the Asset Selling Subsidiaries, as applicable, to obtain all requisite consents of or waivers from Third Parties with respect to the agreements listed in Schedule 4.8(b).

(d)          There shall be excluded from the transactions contemplated to occur at Closing by this Agreement, the assignment or transfer of any agreement, lease, license, permit or right which is not assignable or transferable without the consent of any Person other than the Seller, the Asset Selling Subsidiaries or their Affiliates, to the extent that any such consent shall not have been given or obtained prior to the Closing, provided, however, that each of the Seller or the Asset Selling Subsidiaries shall have the continuing obligation after the Closing to use commercially reasonable efforts to endeavor to obtain all necessary consents to the assignment or transfer thereof (provided that the Seller and the Asset Selling Subsidiaries shall not be required to commence any litigation or offer or grant any financial accommodation to any Third Party), and upon obtaining the requisite Third Party consent thereto, the underlying agreement, lease, license, permit or right, if otherwise includable in the Purchased Assets or the transactions contemplated hereby, shall be transferred and assigned to the Buyer or the Buyer Designated Affiliate hereunder.  To the extent that the sale of the Shares of any Company causes a breach of any agreement, lease, license, permit or right or gives any Person other than the Companies the ability to terminate any such agreement, lease, license, permit or right, the Seller shall use reasonable commercial efforts to obtain the consent of any Third Parties required to prevent such breach or termination.

(e)           In the event that any waiver, consent or approval required to be obtained, cannot for any reason be given or obtained on or prior to the Closing Date in order to permit the valid transfer of all right, title and interest of the Seller or any Asset Selling Subsidiary in any agreement, lease, license, permit or right which is not assignable or transferable without the consent or waiver of a third Person, then the Buyer shall or shall cause the Buyer Designated Affiliate to perform the obligations under such agreements, leases, licenses, permits or rights and the Seller or the applicable Asset Selling Subsidiary shall enter into or be deemed to have entered into such leases, licenses, distribution agreements, subleases, sublicenses or other interim arrangements, and shall cooperate with the Buyer as may be necessary to provide the Buyer with the benefit of the use of the applicable Purchased Asset on substantially the same economic terms until such time as the waiver, consent or approval is obtained.

(f)           In the event any contract, license, agreement or commitment is held by the Seller or any Asset Selling Subsidiary and does not relate exclusively to the Business, the Seller shall use reasonable best efforts to provide the benefits of such contract, license, agreement or commitment to the Buyer until such time as the Buyer can obtain a separate agreement that provides substantially the same benefits.  In the event any contract, license, agreement or commitment that does not relate exclusively to the Business is assigned by the Seller or any of its Affiliates to the Buyer, the Buyer shall use reasonable best efforts to provide the benefits of such contract, license agreement or commitment to the Seller until such time as the Seller can obtain a separate agreement that provides substantially the same benefits.

7.7          Regulatory and Other Authorizations

(a)           The Seller and the Buyer will (i) use their reasonable best efforts to obtain (or cause the Selling Subsidiaries or Companies to obtain) as promptly as practicable all authorizations, consents, orders, actions and approvals, and to make all filings with and to give all notices to all Governmental Authorities required to consummate the transactions contemplated by this Agreement, (ii) cooperate fully with the other party hereto in promptly seeking to obtain all such authorizations, consents, orders, actions and approvals and to make all such filings and give such notices and (iii) provide such other information to any Governmental Authority as such Governmental Authority may reasonably request in connection therewith.  Each party hereto agrees to make promptly (but in no event later than ten (10) Business Days after the Signing Date) its filing pursuant to the HSR Act and to supply as promptly as practicable to the appropriate Governmental Authorities any information and documentary material that may be reasonably requested pursuant to the HSR Act.  The Buyer hereto agrees to make as promptly as practicable its filing required to be made with the European Commission and/or any relevant member state with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable to the European Commission and/or any relevant member state any additional information and documentary material that may be reasonably requested.  The Buyer hereto agrees to make as promptly as practicable its filing under Mexico’s Competition Act and to supply as promptly as practicable to the appropriate Governmental Authorities any information and documentary material that may be reasonably requested pursuant to Mexico’s Competition Act.  The Buyer hereto agrees to make as promptly as practicable its filings in the jurisdictions set forth on Schedule 4.19 or Schedule 5.3 and to supply as promptly as practicable to the appropriate Governmental Authorities any information and documentary material that may be reasonably requested in connection therewith.  The Buyer agrees to file promptly (but in no event later than twenty (20) Business Days after the Signing Date) a Form A with the New York Department pursuant to the New York Insurance Law and related regulations and shall use its best efforts to obtain approval for the transactions contemplated hereby from the New York Department.  The Buyer will pay all fees or make other payments to any Governmental Authority in order to obtain any such authorizations, consents, orders or approvals.

(b)          In addition, provided that the Buyer shall not be required to take any action that would have a material adverse effect on the Consumer Business and the Buyer’s Infant Nutrition Business as currently conducted, taken as a whole, the Buyer agrees to use its best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Legal Requirement that may be asserted by any antitrust or competition Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as practicable, including negotiating, committing to and effecting as promptly as practicable by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of such of the Buyer’s Infant Nutrition Business assets, properties or businesses (or assets, properties or rights of the Buyer and its Affiliates used in the Buyer’s Infant Nutrition Business) or of the Assets, properties or businesses to be acquired by it pursuant hereto, and the entrance into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement.  In addition, provided that the Buyer shall not be required to take any action that would have a material adverse effect on the Consumer Business and the Buyer’s Infant Nutrition

Business as currently conducted, taken as a whole, the Buyer shall use its best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing prior to 31 December 2007.

(c)           The Seller and the Buyer will each promptly notify the other party of any communication that it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit, when practicable, the other party to review in advance any proposed communication by such party to any Governmental Authority.  Neither the Seller nor the Buyer will agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of the investigation), litigation, or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting.  The parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing (i.e., in particular, in relation to all necessary merger control proceedings worldwide) and in seeking early termination of any applicable waiting periods, including under the HSR Act.  The Seller and the Buyer will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the Business or the Purchased Assets, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns; however, both parties shall assess on a case-by-case basis in good faith whether the redacted information may be exchanged between outside competition counsel for the purpose of any merger control proceedings.

(d)          The Buyer shall not enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition) that might reasonably be expected to prevent, hinder or delay the consummation of the transactions contemplated hereby or to make it more difficult, or to increase the time required, to: (i) obtain the expiration or termination of the waiting period under the HSR Act, or any other applicable antitrust or competition law or regulation or applicable insurance law, in each case applicable to the transactions contemplated by this Agreement, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the completion of the transaction contemplated hereby, or (iii) obtain all authorizations, consents, orders and approvals of Governmental Authorities, including the New York Department, necessary for the consummation of the transactions contemplated by this Agreement.

(e)           The Buyer and the Seller will, or will cause their respective Affiliates to, (i) notify their respective employees in respect of whom notification is required under applicable Legal Requirements or by contract of the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) to the extent required under applicable Legal Requirements, continue to consult with the Works Councils or, if necessary, worker delegations or recognized unions with respect to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

7.8          Non-Competition

(a)           Subject to Section 7.8(b), for a period of two (2) years commencing on the Closing Date, neither the Seller nor any of its Affiliates will directly or indirectly:

(i)            engage in the development, manufacture, marketing, distribution or sale of any infant and toddler nutrition products and Care Products (including both branded and unbranded products) that are directly competitive with any Business Product (or successor products to any such Business Product) marketed, distributed or sold in any country; or

(ii)           engage in the underwriting and marketing of life insurance in the United States or Canada (other than on behalf of itself or its Affiliates)

(the activities set forth in Section 7.8(a)(i) through (ii) being, collectively, the “Restricted Activities”).

(b)          The prohibitions contained in Section 7.8(a) will not be construed to prohibit or restrict the rights of the Seller, Novartis OTC or any of their Affiliates (other than the Companies) to continue, extend or expand its existing concentrated vitamins and mineral supplements or its existing over the counter pediatric medicines research and development, manufacturing, marketing, promotion, distribution or selling activities in the hospital, nursing home, home care, pharmacy and retail channels, including by extending or expanding such existing activities to any products developed, manufactured, marketed, promoted, distributed or sold by the Seller or any of its Affiliates (other than the Companies).

For the avoidance of doubt, the prohibitions set forth in Section 7.8(a) apply only to the Seller and its Affiliates as of the Signing Date, and will have no effect on Third Parties.

For the purpose of this Section 7.8(b), “vitamins and mineral supplements” shall have the meaning given to those terms in the FDA Guidelines for Vitamin and Mineral Food Supplements CAC7GL 55 -2005.

(c)           The restrictions set forth in Section 7.8(a) shall not apply to any Acquired Business that at the time of the acquisition is engaged in the Restricted Activities if the consolidated annual turnover directly attributable to such Restricted Activities in the previous fiscal year constitutes less than ten percent (10%) of the consolidated annual turnover of such Acquired Business during the same period (an “Incidental Business”).  In the event that such annual turnover attributable to such Restricted Activities constitutes more than an Incidental Business, the business activities of such Restricted Activities will nevertheless be excluded from the prohibitions set forth in Section 7.8(a); provided that the Seller or its Affiliates sell or otherwise dispose of such Restricted Activities within six (6) months after the consummation of the transaction with such Acquired Business.

(d)          Except as set forth on Schedule 7.8(d), for a period of one (1) year from the Closing Date, the Seller shall not, and shall cause its Affiliates not to, hire any Transferred Employee identified on Schedule 4.11(c) or solicit for hire any other Transferred Employee, provided, that this covenant shall not apply to general advertisements for employment not targeted at the Transferred Employees, or to the hiring of persons who respond to such general advertisements or who contact the Seller or any of its Affiliates at their initiative or the hiring or solicitation for hire any Transferred Employee that the Buyer or an Affiliate of the Buyer has previously terminated or as otherwise may be agreed by the Seller and the Buyer.

(e)           In addition to any other remedies that may be available to the Buyer at law or in equity, the Buyer shall be entitled to have all of the rights under this Section 7.8 specifically performed and shall have the right to obtain preliminary and permanent injunctive relief to secure the performance or to prevent a breach of this Section 7.8.

7.9          Conduct of the Business

(a)           Except as may be necessary to comply with applicable Legal Requirements, as specifically contemplated by this Agreement or as disclosed in Schedule 7.9, from the Signing Date until the Closing Date, the Seller will, and will cause the Companies and the Selling Subsidiaries to:

(i)            use commercially reasonable efforts to preserve the relationships with customers, suppliers, reinsurers, managing general underwriters, employees and others having business dealings with the Business and the Companies; and

(ii)           conduct the activities of the Business in the ordinary and usual course of business.

(b)           Except as described in Schedule 7.9 or as otherwise contemplated by this Agreement or as may be necessary to comply with applicable Legal Requirements, the Seller covenants and agrees that, between the Signing Date and the Closing Date, without the prior written consent of the Buyer, none of the Seller, the Selling Subsidiaries (in each case, to the extent it relates exclusively to the Business) or the Companies will:

(i)            (A) issue or sell any capital stock, notes, bonds or other securities of any Company (or any option, warrant or other right to acquire the same) or (B) redeem any of the capital stock of any Company;

(ii)           except as part of the Closing arrangements agreed with the Buyer to replace Intercompany Indebtedness with Third Party indebtedness, incur any indebtedness to Third Parties for borrowed money in excess of $8,000,000 individually or $25,000,000 in the aggregate, provided, however, that this clause (ii) will not apply to the Seller or the Selling Subsidiaries so long as the indebtedness incurred is not an Assumed Liability or is otherwise secured by any Asset (if the security interest is not released as of the Closing Date);

(iii)          amend or restate the certificate of incorporation or by-laws (or other similar organizational documents) of any Company;

(iv)          grant or announce any increase in the salaries, bonuses or other benefits payable to any Business Employee, adopt any new Plans or amend or modify any existing Plans with respect to the Business, in each case, other than as required by applicable Legal Requirements, pursuant to any plans, programs or agreements existing on the Signing Date or other ordinary increases consistent with past practices not in excess of 3% in the aggregate;

(v)           change any method of accounting or accounting practice or policy used by the Seller or any Selling Subsidiary (in either case, as it relates exclusively to the Business) or any Company, other than such changes required by the applicable generally accepted accounting principles or unless required by law or regulation;

(vi)          fail to exercise any rights of renewal with respect to any material Leased Real Property that by its terms would otherwise expire;

(vii)         settle or compromise any material claims or debts relating exclusively to the Business;

(viii)        acquire, dispose of, assign, lease or pledge (if the security interest is not released as of the Closing Date) any material Asset outside of the ordinary course of business and consistent with past practice;

(ix)           enter into, amend any material term of, or waive any material right under, any Material Contract, any Real Property Lease or any agreement between the Seller or any of its Affiliates, on the one hand, and Gerber Life, on the other hand, in each case other than in the ordinary course and other than any customer contracts;

(x)            organize any Subsidiary or acquire the capital stock of any Person or any equity or ownership interest in any Person, or form a joint venture with a Third Party;

(xi)           make any material Tax election or settle or compromise any material federal, state or local Tax Liability, in each case to the extent related exclusively to the Business;

(xii)          since 31 December 2006 with respect to the Companies, incur any financial indebtedness, whether accrued, contingent or otherwise, that would not have to be reflected in the Final Closing Statements;

(xiii)         permit or allow Gerber Life to declare or pay any dividend or make any distribution to its shareholders;

(xiv)        permit or allow Gerber Life to make any material change to the underwriting or reinsurance practices, policies or methods applicable to the Insurance Companies, in each case other than (x) in the ordinary course of its business operations, (y) changes required by applicable Legal Requirements or (z) Governmental Authority or in accordance with industry practice for like companies; and

(xv)         agree to take any of the actions specified in Sections 7.9(b)(i)-(xiv), except as contemplated by this Agreement and the Ancillary Agreements.

7.10        Termination of Intra-Group Agreements

Except with respect to (a) the Transition Services Agreement, (b) the agreements in respect of services to be provided by or arrangements between any Company to the Seller and its Affiliates (other than the Companies) as listed in Schedule 7.10(b) and (c) the agreements listed in Schedule 7.10(c), and subject to any required approval from any Governmental Authority, the Seller will, and will cause the Companies to, terminate, effective as of the Closing Date, all agreements between the Seller or any of its Affiliates (other than the Companies), on the one hand, and any Company, on the other hand.

7.11        Notifications

Until the Closing, each party hereto will promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article 8 of this Agreement becoming incapable of being satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.11 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.  In addition, the Seller shall, five (5) Business Days prior to the Closing Date, deliver to the Buyer modifications, changes or updates to the Schedules in order to disclose or take into account facts, matters or circumstances which arise or occur between the date of this Agreement and the Closing Date.  No updated information provided to the Buyer in accordance with this Section 7.11 shall be deemed to cure any breach of representation, warranty or covenant made in this Agreement, except for breaches resulting from changes in the Schedules affecting the representation and warranties arising out of the ordinary course of business or as required, permitted or contemplated by this Agreement, in which case such breach will be deemed to be cured and will not be indemnifiable under Section 6.1.

7.12        Bulk Transfer Laws

The Buyer hereby waives compliance by the Seller with any applicable bulk sale or any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Purchased Assets to the Buyer.

7.13        Conveyance Taxes; Proration of Taxes and Certain Charges

(a)           The Buyer shall be liable for, shall hold the Seller, the Selling Subsidiaries, the Companies and their Affiliates harmless against, and agrees to pay any and all sales, use, value added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes that may be imposed upon, or payable or collectible or incurred in connection with, this Agreement and the transactions contemplated hereby.  The Buyer and the Seller agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable the Buyer or the Seller to comply with any pre-Closing filing requirements.  Notwithstanding anything to the contrary contained herein, this Section 7.13(a) is not intended to apply to any income Taxes payable by the Seller as a result of the transactions contemplated by this Agreement or to any Taxes payable in connection with the Spin-Off.

(b)          Except as provided in Section 7.13(a), all real property Taxes, personal property Taxes or similar ad valorem obligations levied with respect to the Purchased Assets for any Straddle Period, whether imposed or assessed before or after the date of the Closing, shall be prorated between the Seller and the Buyer as of 11:59 p.m. CET on the date of the Closing.  If any Taxes subject to proration are paid by the Buyer, on the one hand, or the Seller, on the other hand, the proportionate amount of such Taxes paid (or in the event a refund of any portion of such Taxes previously paid is received, such refund) shall be paid promptly by (or to) the other after the payment of such Taxes (or promptly following the receipt of any such refund).

(c)           The prorations pursuant to this Section 7.13 may be calculated after the date of the Closing, as each item to be prorated (including any such Tax, obligation, assessment, charge, refund, reimbursement, rent installment, fee or revenue) accrues or comes due, provided that, in any event, any such proration shall be calculated not later than 30 days after the party requesting proration of any item obtains the information required to calculate such proration of such item.

7.14        Real Estate Matters

As soon as practical after the Signing Date, the Seller and the Buyer will cooperate in obtaining, for the Owned Real Property located in the United States, a title commitment for each parcel of Owned Real Property (the “Title Commitments”) issued by a title company of recognized international or domestic standing, providing a commitment to insure the applicable Owned Real Property for such amount as shall be reasonably requested by the Buyer.  The Title Commitments shall identify the Buyer or a Buyer Designated Affiliate (which may be a Company) as the proposed insured party, and shall be accompanied by copies of all documents referred to in the Title Commitment (which shall include for the United States an ALTA/ACSM land title survey dated within six (6) months of the Closing Date that contains the following Table A items from the standards for such surveys: 1, 2, 3, 4, 7(a), 7(b)(1), 7(b)(2), 7(c), 8, 9, 10, 11(a) 16 and 18), and in the case of the Owned Real Property located in the United States, will be in the Form of an ALTA Owner’s Policy, 1970 Form B (or in such other customary form in any other jurisdiction where any Owned Real Property is located).  The Title Commitment shall be subject only to the standard exclusions from coverage and the Permitted Exceptions.  The Title Commitments shall include commitments to issue the following endorsements: owner’s comprehensive; zoning 3.1 with parking coverage; survey; access to a named street; and tax parcel.  For each parcel of Owned Real Property located outside of the United States, the Seller shall cooperate with the Buyer in any efforts to obtain customary assurances of title in accordance with local practices for real estate transactions.  The cost of the issuance of any title insurance policy or local equivalent shall be for the account of the Buyer.

7.15        Litigation Support

For a period of twenty-four (24) months following the Closing Date, the Buyer and the Seller shall, and shall cause their respective Affiliates to, reasonably cooperate with each other in the defense or settlement of all Liabilities (including Product Liabilities) or lawsuits involving the Business for which they have responsibility under this Agreement by providing the other party and such party’s legal counsel and other designated Persons reasonable access to their respective books and records and other information related to the Business as such other party may reasonably request, to the extent the same are maintained or under control of the requested party.  The requesting party shall reimburse the other party for all reasonable out-of-pocket expenses paid to Third Parties in performing its obligations under this Section 7.15.

7.16        Trade Notifications

The Buyer and the Seller shall jointly determine the method and content of the notifications to customers of the transfer of the Business to the Buyer and the Buyer Designated Affiliates.  The Buyer and the Seller agree that said notifications are to provide sufficient advance notification of the sale and the plans associated therewith, with the objective of minimizing any disruption of the Business.

7.17        Interim Financial Statements

The Seller shall provide the Buyer (a) as soon as the same are available in final form after the end of each calendar month prior to the Closing Date, monthly statements of results for the Business prepared by the Seller in customary form.

7.18        Tax Election

(a)           Tax Balance Sheet.  Following the Closing Date, the Seller and the Buyer shall reasonably cooperate to calculate (i) the tax basis in the assets and liabilities of Gerber Products and Gerber Life and (ii) the tax basis in the stock of Gerber Products and Gerber Life.  The Buyer and the Seller shall mutually select an independent accounting firm for purposes of determining these calculations (which shall be at the Buyer’s expense).  Subject to the Seller’s consent, and to the extent permitted by applicable Legal Requirements, the independent accounting firm so selected shall commence its work prior to the Closing.

(b)          Section 338(h)(10) Election.  At the election of the Buyer, which shall be furnished to the Seller in writing no later than one hundred and twenty (120) days after the Closing Date, each of the Seller and the Buyer shall cause an authorized person to make a valid and timely joint election under Section 338(h)(10) of the Code and a similar election under any applicable state or local income tax law for Gerber Products and/or Gerber Life (the “Section 338(h)(10) Election”).  Thereafter, the Seller and the Buyer shall cooperate in the preparation and execution of Internal Revenue Service Form 8023 and any similar forms under applicable state or local tax law (the “Forms”).  The Buyer shall timely file the Forms with the relevant taxing authorities.  The Buyer shall duly and timely file the Forms as prescribed by Treasury Regulation §1.338(h)(10)-1 or the corresponding provisions of applicable state, local or foreign income tax Law, and deliver evidence of such filings to the Seller.  The Buyer shall and the Seller shall cause U.S. Parent to timely file Internal Revenue Service Form 8883.  If a Section 338(h)(10) Election is made, the Seller and the Buyer shall agree upon an allocation of the “adjusted deemed sale price” among the assets of Gerber Products and/or Gerber Life in accordance with Section 338 of the Code and the Treasury Regulations promulgated thereunder in a manner consistent with Section 2.3(g).  The term “adjusted deemed sale price” shall be based on the portion of Purchase Price allocated to the Shares of Gerber Products and/or Gerber Life and shall otherwise be determined in accordance with Section 338 of the Code and the Treasury Regulations promulgated thereunder.  The Buyer and the Seller and their respective Affiliates shall file Tax Returns (including Internal Revenue Service Form 8883 or any successor form) consistent with this allocation.  To the extent that interest accrues or an adjustment to the Purchase Price occurs, the Parties shall promptly make appropriate adjustments to such allocations.

(c)           Payment of Taxes.  In the event that the Buyer exercises its election to cause the Seller to make a Section 338(h)(10) Election, the Buyer agrees to indemnify and hold the Seller harmless for the excess of the Taxes for which the Seller is liable solely as a result of the Section 338(h)(10) Election over the Taxes that the Seller would have incurred if the Section 338(h)(10) Election had not been made (including, without limitation, any Taxes arising as a result of an audit by the Internal Revenue Service or another taxing authority) and gross up for all tax costs arising from reimbursement of such Taxes, to bring the Seller to the same after-tax position in which it would have been if the Seller had sold only the stock of Gerber Products and/or Gerber Life, as applicable, without a Section 338(h)(10) Election.  Initial payment under this Section 7.18(c) shall be made, for estimated income Tax purposes, within three (3) Business Days prior to the relevant estimated payment dates.  In connection with later claims for indemnity under this Section 7.18, the Seller agrees to provide a detailed explanation for the amount of Taxes owed when making such further claim.  Notwithstanding anything to the contrary in this Agreement, the obligation of the Buyer to indemnify the Seller under this Section 7.18 will not be subject to the limitations and conditions of Section 6 hereof, and shall survive until ninety (90) days after the expiration of the statute of limitations with respect to such Taxes.

8.             CONDITIONS PRECEDENT; WAIVER; TERMINATION

8.1          Conditions Precedent to Performance of the Parties

The obligations of the parties to consummate the transactions contemplated by this Agreement are subject to fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a)           Regulatory Requirements:  (i) Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby will have expired and any investigations relating to the sale hereunder that may have been opened by either the Department of Justice or the Federal Trade Commission by means of a request for additional information have been terminated, (ii) if the European Commission or any member state has jurisdiction to examine the transactions contemplated by this Agreement, a decision will have been adopted by the European Commission pursuant to Council Regulation (EC) 139/2004, as amended, declaring that such transactions are compatible with the common market (either unconditionally or subject to the fulfillment of certain conditions or obligations) or compatibility will have been deemed under Article 10(6) of the European Commission Merger Regulation, provided that if one or more member states of the European Community has jurisdiction to examine the transactions contemplated by this Agreement, whether by referral or otherwise, then (A) the approval of such member state under the applicable national competition laws of such member state or (B) the expiration or termination of any applicable waiting period without any injunction or restraining order having been made shall be required, (iii) if the transactions contemplated by this Agreement are notifiable pursuant to Mexico’s Competition Act, all filings shall have been duly made and all approvals or notices of non-objection shall have been duly received; and (iv) all filings with the New York Department required in connection with the completion of the transactions contemplated by this Agreement under applicable New York Legal Requirements shall have been made and all approvals in New York in connection with such filings shall have been received.

(b)          No Order:  No Governmental Authority will have enacted, issued, enforced or entered into any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that prior to asserting non-satisfaction of this Section 8.1(b), the Buyer must have complied with its obligations under Sections 7.6 and 7.7.

8.2          Conditions Precedent to Performance of the Seller

The obligations of the Seller to consummate the transactions contemplated by this Agreement will be subject to the fulfillment or written waiver, at or prior to the Closing, of the following condition:

(a)           Agreements and Covenants:  The agreements and covenants contained in this Agreement to be complied with by the Buyer on or before the Closing will have been complied with in all material respects.

8.3          Conditions Precedent to Performance of the Buyer

The obligations of the Buyer to consummate the transactions contemplated by this Agreement will be subject to the fulfillment or written waiver, at or prior to the Closing, of the following conditions:

(a)           Agreements and Covenants:  The agreements and covenants contained in this Agreement to be complied with by the Seller on or before the Closing will have been complied with in all material respects; and

(b)          Material Adverse Effect.  No Material Adverse Effect shall have occurred since the Signing Date through the earlier of (i) October 31, 2007 and (ii) the Closing Date, and no event or events shall have occurred prior to such date that could reasonably be expected to have a Material Adverse Effect; provided, however, that the condition set forth in this Section 8.3(b) (but not the representation in Section 4.14) shall be deemed to be satisfied and shall terminate on October 31, 2007 if the Closing shall not have occurred prior to such date.

8.4          Waiver; Determination of Satisfaction of Conditions

The Buyer may waive all or any of the conditions set forth in Section 8.3, the Seller may waive all or any of the conditions set forth in Section 8.2, but neither the Buyer nor the Seller may waive the conditions set forth in Section 8.1 without the prior written consent of the other party.

8.5          Termination

(a)           This Agreement may be terminated at any time prior to the Closing:

(i)            by either the Seller or the Buyer if the Closing has not occurred by 31 December 2007; provided, however, that the right to terminate this Agreement under this Section 8.5(a)(i) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur by this date, including, in particular, the Buyer’s failure to fulfill its obligations under Section 7.7(b); or

(ii)           by either the Seller or the Buyer in the event that any Governmental Authority has enacted, issued, enforced or entered into any statute, rule, regulation, injunction or other order, restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement that will have become final and nonappealable; provided, however, that the Buyer’s right to terminate this Agreement under this Section 8.5(a)(ii) will not be available to the Buyer if the Buyer has failed to fulfill any of its obligations under Section 7.7(b); or

(iii)          by the mutual written consent of the Seller and the Buyer.

(b)          In the event of termination of this Agreement under Section 8.5(a) by written notice to the other party, this Agreement will become void and there will be no liability on the part of either party to this Agreement except (i) that Sections 8.5(b), 10.2, 10.4, 10.5, 10.9, 10.11 and 10.13 will survive any termination of this Agreement and (ii) that nothing in this Agreement will relieve either party from liability for any prior breach of this Agreement.

9.             CLOSING

9.1          Closing Date

The Closing will take place at a time and place to be mutually agreed between the parties on the fifth (5th) Business Day, or a date otherwise mutually agreed between the parties, following the satisfaction (or deemed satisfaction as contemplated by Section 8.3(b)) or waiver of all conditions precedent to the performance of the parties set forth in Sections 8.1, 8.2 and 8.3 (the “Closing Date”).  On the Closing Date, the parties will complete the exchange of documents and the payment of the Purchase Price as outlined in Section 9.2 below (the “Closing”).

9.2          Delivery

(a)           At the Closing, the Seller will deliver or cause to be delivered:

(i)            certificates representing the Shares, duly endorsed in blank, or accompanied by stock powers duly executed in blank and with all required stock transfer tax stamps affixed;

(ii)           executed counterparts of each Share Purchase Agreement, duly executed by each Share Selling Subsidiary;

(iii)          the Assignment of Separate Intellectual Property, duly executed by the Seller and each of the Affiliates of Seller who are registered owners of the Separate Intellectual Property;

(iv)          the Assignment of Product Registrations, duly executed by the Seller or such Affiliate of the Seller which is a registered holder of the Product Registrations;

(v)           separate Bills of Sale, duly executed by each of the Asset Selling Subsidiaries;

(vi)          the Assignment of Governmental Permits, duly executed by the Seller and each of the Affiliates of Seller who are registered owners of the Governmental Permits;

(vii)         the Transition Services Agreement, duly executed by each entity providing or receiving Transition Services on behalf of the Seller;

(viii)        a receipt for the Purchase Price and the payment of the Intercompany Indebtedness;

(ix)           resignation letters of the directors of each Company listed in Schedule 9.2(a)(ix), effective as of the Closing Date;

(x)            a certificate of a duly authorized officer of the Seller certifying as to the matters set forth in Section 8.3(a); and

(xi) such other instruments, in form and substance reasonably satisfactory to the Buyer, as may be reasonably requested by the Buyer to effect the transfer of the Purchased Assets to the Buyer or evidence such transfer on the public records, in each case duly executed by the Seller or its Affiliates, as applicable, provided, however, that the Seller and its Affiliates will not be required to incur any costs or expenses or make any filings or take any other action to give effect to such transfers.

(b)          Upon the Seller’s presentation of the documents in Section 9.2(a), the Buyer or a Buyer Designated Affiliate will:

(i)            countersign and thereby execute each Share Purchase Agreement, the Assignment of Product Registrations, the Assignment of Separate Intellectual Property, the Assignment of Governmental Permits, the Bills of Sale and the Transition Services Agreement;

(ii)           deliver a certificate of a duly authorized officer of the Buyer certifying as to the matters set forth in Section 8.2(a);

(iii)          deliver the Purchase Price by electronic transfer of cash in immediately available funds to the Purchase Price Bank Account; and

(iv)          execute and deliver such other instruments, in form and substance satisfactory to the Seller, as may be requested by the Seller to effect the assumption by the Buyer or a Buyer Designated Affiliate of the Assumed Liabilities and to evidence such assumption in the public records.

(c)           Upon confirmation by the bank designated by the Seller that the funds in the amount of the Purchase Price and the Intercompany Indebtedness have been credited to the Seller’s account, the parties will exchange all documents enumerated above.

9.3          Discharge of Previous Board Members

The Buyer undertakes to convene extraordinary shareholders’ meetings or such similar meetings of each Company promptly after the Closing, and to cause the shareholders or such similar meetings of each Company to approve the discharge of the previous members of the board of directors of such Companies.

9.4          Use of NOVARTIS Trademark

The Buyer will, within twelve (12) months of the Closing, remove or obliterate the trademark NOVARTIS, together with all variations thereof and all trademarks, service marks, domain names, trade names, trade dress, corporate names and other identifiers of source containing, incorporating or associated with any of the foregoing (the “Retained Marks”) from all of the existing stocks of signs, letterheads, advertisements and promotional materials, and other documents and materials transferred to the Buyer or cease using such materials.  The Buyer will ensure that nothing is done or omitted to be done by it or its Affiliates that would or might bring the NOVARTIS name or any of the Retained Marks into disrepute, or prejudice or endanger any application or registration thereof, including defacing, altering or adding to the presentation of the NOVARTIS name or any of the Retained Marks or using them on or in relation to materials other than those acquired by it pursuant to this Agreement.  Except as expressly provided in this Agreement, no other right to use the NOVARTIS trademark or any of the Retained Marks is granted by the Seller to the Buyer, whether by implication or otherwise.  For the avoidance of doubt, the rights and obligations set forth in this Section 9.4 shall not alter, extend or otherwise modify the obligations of Buyer or Seller, or any of their respective Affiliates, in respect of Retained Marks provided for in the agreement dated as of 14 December 2006, between Seller and Buyer concerning the sale and purchase of the Seller’s Medical Nutrition Business or any documents or agreements delivered in connection therewith.

10.          MISCELLANEOUS

10.1        Entire Agreement

(a)           This Agreement, together with the Schedules, Exhibits and all documents referred to herein, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes any and all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties with respect to the subject matter of this Agreement, with the exception of the confidentiality agreement between the parties dated 27 June 2006 (the “Confidentiality Agreement”), to which Section 10.9 applies.

(b)          This Agreement constitutes an umbrella agreement for all of the Ancillary Agreements.  In case of any conflict between the terms of this Agreement and the terms of any Ancillary Agreement or other document delivered in accordance with this Agreement, the terms of this Agreement will govern.

10.2        Transaction Costs

Except as otherwise provided herein, the parties to this Agreement will pay their own costs and expenses (including legal, accounting and other fees) relating to this Agreement.  Any notary fees and/or registration costs will be borne by the Buyer.

10.3        Modifications

This Agreement, including this undertaking itself, may not be amended or modified except by a document in writing duly executed by the parties hereto.  The parties agree that they jointly negotiated and prepared this Agreement and the agreements contemplated hereby and that neither this Agreement nor any agreements contemplated hereby will be construed against any party on the grounds that such party prepared or drafted the same.

10.4        Notices

Notices hereunder will be in writing in the English language.  Notices will be deemed to have been received (a) upon receipt of a registered letter, (b) the next Business Day following proper deposit with an internationally recognized express overnight delivery service, or (c) upon confirmation of a facsimile transmission.  Notices will be addressed as follows:

If to the Seller:	Novartis AG Lichtstrasse 35 4056 Basel Switzerland Attention: General Counsel Facsimile: +41 61 324 78 26

If to the Buyer:	Nestlé S.A. Avenue Nestlé, 55 1800 Vevey Switzerland Attention: General Counsel Facsimile: +41 21 924 4592

With a copy to:	Mayer, Brown, Rowe & Maw LLP 71 South Wacker Drive Chicago, Illinois 60603 Attention: David A. Carpenter Facsimile: (312) 701-7711

or to such other address as may be hereafter communicated in writing by the Seller to the Buyer or vice versa in a notice given in accordance with this Section 10.4.

10.5        Public Announcements

Except as required by Legal Requirements or by the requirements of any stock exchange on which the securities of a party hereto are listed, no party to this Agreement will make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior notification to the other party, and the parties to this Agreement will cooperate as to the form, timing and contents of any such press release, public announcement or disclosure.

10.6        Severability

Each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement will be held to be unenforceable or invalid under applicable law, such provision will be ineffective only to the extent of such unenforceability or invalidity, and the parties will negotiate in good faith to modify this Agreement so that the unenforceable or invalid provision is replaced by such valid and enforceable provision which the parties consider, in good faith, to match as closely as possible the invalid or unenforceable provision and to achieve the same or a similar economic effect and to give effect to the parties’ original intent.  The remaining provisions of this Agreement will continue to be binding and in full force and effect.

10.7        Assignment

No party hereto may assign, in whole or in part, or delegate all or any part of its rights, interests or obligations under this Agreement without the prior written consent of the other party.  Any assignment or delegation made without such consent will be void.

Notwithstanding the foregoing, the Buyer shall be entitled to designate any one of its Affiliates that is directly or indirectly wholly owned (each a “Buyer Designated Affiliate”) to be the purchaser or transferee of some or all of the Shares or the Purchased Assets (and to be a counterparty to one or more of the Ancillary Agreements), provided that no such designation shall release the Buyer from its obligations under this Agreement.  The Buyer shall be responsible for and shall pay or reimburse the Selling Subsidiaries for any incremental Tax liabilities and other reasonable out-of-pocket costs and expenses resulting solely from the substitution of a Buyer Designated Affiliate for the Buyer as the purchaser of Shares or Assets in accordance with this Section 10.7.

10.8        Schedules and Exhibits

Each Schedule and Exhibit referenced herein is hereby incorporated into this Agreement as if set forth in full herein.  Schedules and Exhibits so incorporated need to be physically attached hereto.  Notwithstanding anything to the contrary contained in the Schedules or in this Agreement, the information and disclosures contained in any Schedule will be deemed to be disclosed and incorporated by reference in any other Schedule as though fully set forth in such other Schedule.

10.9        Confidentiality Agreement

The terms of the Confidentiality Agreement are hereby incorporated herein by reference and will continue in full force and effect until the Closing Date, at which time the Buyer’s obligations to the Seller under the Confidentiality Agreement will terminate, with the exception of Paragraph 6 of the Confidentiality Agreement.  If, however, the transactions contemplated by this Agreement and the Ancillary Agreements are not consummated, the Confidentiality Agreement will remain in full force and effect, in which case neither party will declassify said information.

10.10      Translation of Currencies

In the event that the parties need to convert currencies under this Agreement, the relevant exchange rate will be determined based on the rate two (2) Business Days preceding the applicable determination date as published in the Financial Times under the heading “Currencies and Interest Rates” of the “Dollar Spot Forward Against the Dollar” tables, in the column “Closing mid-point”.

10.11      Governing Law

This Agreement will be governed by and construed in accordance with the laws (without regard for principles of conflict of laws) of Switzerland with the exclusion of the Vienna Convention on the International Sale of Goods dated 11 April 1980.

10.12      Specific Performance

The Buyer acknowledges and agrees that the Seller would be irreparably damaged if the provisions of Section 7.7(b) are not performed in accordance with their terms and that any breach of Section 7.7(b) and the non-consummation of the transactions contemplated hereby by the Buyer could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which the Seller may be entitled, at law or equity, it shall be entitled to enforce Section 7.7(b) and require the Buyer to consummate the Closing as contemplated hereby in any court by a decree of specific performance.

10.13      Dispute Resolution

Any party hereto will give the other party written notice of any and all disputes arising out of or in connection with the present Agreement.  The parties will attempt to resolve all such disputes promptly by negotiations between their respective executive officers who have authority to settle such disputes.  If any such dispute has not been resolved by such negotiation within forty-five (45) days after the receipt of written notice of such dispute, such dispute will be finally settled under the Rules of Arbitration of the International Chamber of Commerce (Paris) by three (3) arbitrators appointed in accordance with such Rules, with the Buyer and the Seller each appointing one arbitrator, and the arbitrators so elected appointing the president of the tribunal within thirty (30) days.  The proceedings will be held in English.  The place of arbitration will be Zurich, Switzerland.

10.14      Counterparts; Facsimile Signature

This Agreement is executed in one (1) or more counterparts, by original or facsimile signature, each of which will be deemed an original, but all of which will constitute one and the same instrument.

10.15      Further Assurances

Upon the reasonable request of the Buyer, the Seller will, for a period of 18 months from the Closing Date, (i) execute and deliver, or cause to be executed and delivered, to the Buyer or a Buyer Designated Affiliate, and will assist the Buyer in obtaining from any necessary Third Parties, such other documents, deeds, releases, assignments and other instruments as may be necessary to complete the transfer and assignment to the Buyer or the Buyer Designated Affiliates of, and to vest in the Buyer or a Buyer Designated Affiliate, title to, each of the Purchased Assets and the Shares, and to otherwise carry out the purposes of this Agreement; provided, that the Seller’s obligation with respect to the transfer of Intellectual Property pursuant to the foregoing provision will be for a period of three (3) years from the Closing Date; provided, further, that the Seller and its Affiliates will not be required to incur any costs and expenses (other than notarization and legalization costs that will be reimbursed by the Buyer) or make any filings or take any other action to give effect to such transfers and (ii) assist the Buyer, or a Buyer Designated Affiliate, in obtaining the transfer of Product Registrations, including procuring the cooperation of any necessary Third Parties.  Upon the reasonable request of the Seller, the Buyer will on or after the Closing Date, execute and deliver, or cause to be executed and delivered, to the Seller or its designee, such documents, deeds, releases, assignments and other instruments as may be necessary to complete the transfer and assignment to the Seller or designee of, and to invest in the Seller or such designee, title to, each of the Excluded Assets or other assets transferred by the Seller or an Asset Selling Subsidiary that are not Purchased Assets, and to otherwise carry out the purposes of this Agreement, and Buyer will on or after the Closing Date assist Seller in connection with the orderly transition to the Seller or its designee of the business associated with any license agreement constituting an Excluded Agreement.  If within twelve months after the Closing Date, it is determined that, immediately prior to the Closing Date, the Business used Intellectual Property of the Seller or its Affiliates (excluding any Retained Marks) in connection with the manufacturing, marketing or sale of Business Products or that the Seller or its Affiliates used the Intellectual Property of the Business in connection with the manufacturing, marketing or sale of the products of the Seller or its Affiliates (other than the Companies and the Asset Selling Subsidiaries, to the extent related to the Business), then the parties shall enter into one or more non-exclusive licensing agreements providing for the continued use of such Intellectual Property on the terms identified in Section 2.5.

10.16      Rights Cumulative

All rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.  All claims arising under the Ancillary Agreements (other than the Transition Services Agreement) may not be brought under such Ancillary Agreement and shall be resolved solely in accordance with Section 10.13 of this

Agreement, but only to the extent that such claims constitute valid claims under this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

NOVARTIS AG			NESTLÉ S.A.

By:	/s/ Raymund Breu		By:	/s/ James M. Singh
	Name:	Raymund Breu		Name:	James M. Singh
	Title:	Authorized Signatory		Title:	Senior Vice President

By:	/s/ Joerg Walther
	Name:	Joerg Walther
	Title:	Authorized Signatory